     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 1995

                                        Registration Nos. 33-          and 33-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


OHIO EDISON COMPANY                                                                           OHIO EDISON FINANCING TRUST
-------------------                                                                             -------------------------
(Exact name of registrant                                                                       (Exact name of registrant
as specified in its charter)                                                                 as specified in its charter)

OHIO                                                                                                             DELAWARE
----------------------------                                                                  ---------------------------
(State or Other Jurisdiction                                                                 (State or Other Jurisdiction
of Incorporation or                                                                                   of Incorporation or
Organization)                                                                                               Organization)
34-0437786                                                                                              To Be Applied For
-------------------                                                                                   -------------------
(I.R.S. Employer                                                                                         (I.R.S. Employer
Identification No.)                                                                                   Identification No.)

                    76 SOUTH MAIN STREET, AKRON, OHIO 44308
                    ----------------------------------------
                    (Address of Principal Executive Offices)


Registrants' Telephone Number Including Area Code: (216) 384-5100

                            ------------------------
                                  N. C. BRINK
                                   SECRETARY
                              76 SOUTH MAIN STREET
                               AKRON, OHIO 44308
                                 (216) 384-5504
           ---------------------------------------------------------
           (Name, Address and Telephone Number of Agent for Service)


                            ------------------------

        The Commission is requested to mail signed copies of all orders, notices and communications to:

J.H. BYINGTON, JR.                                                                                    VINCENT PAGANO, JR.
WINTHROP, STIMSON, PUTNAM & ROBERTS                                                            SIMPSON THACHER & BARTLETT
ONE BATTERY PARK PLAZA                                                                               425 LEXINGTON AVENUE
NEW YORK, N.Y. 10004-1490                                                                       NEW YORK, N.Y. 10017-3909

                            ------------------------

          Approximate date of commencement of proposed sale to public:
                AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE
                        OF THIS REGISTRATION STATEMENT.
          ------------------------------------------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        -------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    AGGREGATE          PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES   AMOUNT BEING           OFFERING PRICE      OFFERING PRICE     AMOUNT OF
 BEING REGISTERED                    REGISTERED (1)         PER UNIT (2)        (2)(3)             REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
 Ohio Edison Financing Trust
 [____]% Trust Preferred Capital
 Securities, Series A  . . . . . .   4,600,000 Preferred    $25.00              $115,000,000       $39,660
                                     Securities
-------------------------------------------------------------------------------------------------------------------
 Ohio Edison Company Guarantee
 with respect to Ohio Edison
 Financing Trust [____]% Trust
 Preferred Capital Securities,
 Series A(4) . . . . . . . . . . .
-------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
 Ohio Edison Company [____]%
 Junior Subordinated Debentures,
 Series A, Due 2025(5) . . . . . .

         Total . . . . . . . . . .   4,600,000 Preferred    $25.00              $115,000,000       $39,660
                                     Securities
==========================================================================================================

(1) Includes 600,000 Preferred Securities issuable upon the exercise of the Underwriters' option to purchase Preferred Securities solely to cover over-allotments, if any.

(2)      Assumed solely for the purpose of calculating the registration fee.

(3)      Exclusive of accrued distributions, if any.

(4)      No separate consideration will be received for Ohio Edison Company
         Guarantee.

(5) The Junior Subordinated Debentures will be purchased by Ohio Edison Financing Trust with the proceeds of the sale of the Preferred Securities. No separate consideration will be received for the Junior Subordinated Debentures.

                            ------------------------

                 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.


PRELIMINARY PROSPECTUS
(Subject to Completion, Issued August 10, 1995)


                         4,000,000 PREFERRED SECURITIES

                          OHIO EDISON FINANCING TRUST


                  [____]% TRUST PREFERRED CAPITAL SECURITIES,
                                    SERIES A

(Liquidation Amount $25 per Preferred Security) guaranteed to the extent the Issuer has funds as set forth herein by

                               OHIO EDISON COMPANY

                               -------------------

                 The [____]% Trust Preferred Capital Securities, Series A (the "Preferred Securities"), representing the undivided beneficial trust interests offered hereby, are being issued by Ohio Edison Financing Trust, a statutory business trust formed under the laws of the State of Delaware (the "Issuer" or the "Trust"). Ohio Edison Company, an Ohio corporation ("Ohio Edison"), is the owner of the undivided beneficial trust interests represented by common securities (the "Common Securities"; and together with the Preferred Securities, the "Issuer Securities") issued by the Issuer. The Issuer exists for the sole purpose of issuing its trust interests (represented by the Preferred Securities and the Common Securities) and investing the proceeds thereof in [____]% Junior Subordinated Debentures, Series A, Due 2025 (the "Subordinated Debentures") issued by Ohio Edison. The trust interests represented by the Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the trust interests represented by the Common Securities issued by the Issuer. See "Description of the Preferred Securities -- Subordination of Common Securities."

                 Holders of the Preferred Securities will be entitled to receive cumulative cash distributions accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing [__________], 1995, at the rate of [____]% per annum. Ohio Edison has the right to defer payments of interest on the Subordinated Debentures by extending the interest payment period thereon at any time for up to 20 consecutive quarters (each an "Extension Period"). If interest payments are so deferred, distributions on the Preferred Securities will also be deferred. During an Extension Period, distributions will continue to accrue, and holders of Preferred Securities will be required to accrue interest income for United States Federal income tax purposes. See "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period" and "United States Taxation -- Potential Extension of Interest Payment Period and Original Issue Discount."

                 The payment of distributions, out of moneys held by the Issuer, and payments on liquidation of the Issuer or the redemption of Preferred Securities, as set forth below, are guaranteed to the extent set forth herein by Ohio Edison (the "Guarantee"). See "Description of the Guarantee". If Ohio Edison fails to make interest payments on the Subordinated Debentures held by the Issuer, the Issuer will have insufficient funds to pay distributions on the Preferred Securities. The Guarantee does not cover payment of distributions when the Issuer does not have sufficient funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to enforce the rights of the Issuer under the Subordinated Debentures held by the Issuer. Ohio Edison's obligations under the Guarantee are subordinate and junior in right of payment to all other liabilities of Ohio Edison except any liabilities that may be made pari passu expressly by their terms.

                 The Preferred Securities will be redeemed upon maturity of the Subordinated Debentures. The Subordinated Debentures mature on ________, 2025, but the maturity date may be extended once only, for up to an additional 19 years at the option of Ohio Edison, provided certain conditions are met.
See "Description of the Subordinated Debentures -- Option to Extend Maturity Date." The Subordinated Debentures are redeemable by Ohio Edison, in whole at any time or in part from time to time, on or after _____, 2000, at a redemption price equal to 100% of the principal amount of the Subordinated Debentures being redeemed. If Ohio Edison redeems Subordinated Debentures, the Issuer must redeem Issuer Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so redeemed at $25 per Preferred Security plus accrued and unpaid distributions thereon (the "Redemption Price") to but excluding the date fixed for redemption. See "Description of the Preferred Securities -- Mandatory Redemption."

                 In addition, upon the occurrence of a Special Event (as defined herein) arising from a change in law or a change in legal interpretation, unless the Subordinated Debentures are redeemed in the limited circumstances described herein, the Issuer shall be dissolved, with the result that the Subordinated Debentures will be distributed to the holders of the Preferred Securities, on a pro rata basis, in lieu of any cash distribution. See "Description of the Preferred Securities -- Special Event Redemption or Distribution." In certain circumstances, Ohio Edison will have the right to redeem the Subordinated Debentures, in whole but not in part, in lieu of a distribution of the Subordinated Debentures by the Issuer, which would result in the redemption by the Issuer of Issuer Securities in the same amount on a pro rata basis. If the Subordinated Debentures are distributed to the holders of the Preferred Securities, Ohio Edison will use its best efforts to have the Subordinated Debentures listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Subordinated Debentures."

                 The Subordinated Debentures are subordinated and junior in right of payment to all Senior Indebtedness (as defined herein) of Ohio Edison. As of June 30, 1995, Ohio Edison had approximately $3,546 million of principal amount of indebtedness for borrowed money and capital lease obligations constituting Senior Indebtedness. The terms of the Subordinated Debentures do not limit Ohio Edison's ability to incur additional Senior Indebtedness. See "Description of the Subordinated Debentures -- Subordination."

                 In the event of the liquidation of the Issuer, the holders of the Preferred Securities will be entitled to receive for each Preferred Security a liquidation amount of $25 plus accrued and unpaid distributions thereon to the date of payment, subject to certain limitations. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution."

                 Application will be made to list the Preferred Securities on the New York Stock Exchange.

                 The Preferred Securities will be represented by global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described herein, Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Description of Preferred Securities -- Book-Entry-Only Issuance -- The Depository Trust Company."

                               ------------------

                 SEE "RISK FACTORS" BEGINNING ON PAGE 13 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRICE $25 PER PREFERRED SECURITY AND ACCRUED DISTRIBUTIONS, IF ANY

                                                      PRICE TO            UNDERWRITING DISCOUNTS       PROCEEDS TO THE
                                                      PUBLIC              AND COMMISSION(2)            ISSUER(3),(4)
                                                   -----------------    ---------------------       ---------------
Per Preferred Security..........................       $25.00(1)                 (3)                    $25.00
Total ..........................................    $100,000,000                 (3)                 $100,000,000


(1)      Plus accrued distributions, if any from [__________], 1995.
(2) The Issuer and Ohio Edison have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures, the Underwriting Agreement provides that Ohio Edison will pay to the Underwriters, as compensation ("Underwriters' Compensation") for their arranging the investment therein of such proceeds, $.[____] per Preferred Security (or $[__________] in the aggregate); provided that such compensation will be $[__________] per Preferred Security sold to certain institutions. See "Underwriting".
(4) Expenses of the offering, which are payable by Ohio Edison, are estimated to be $405,000.
(5) The Trust and Ohio Edison have granted the Underwriters an option for 30 days to purchase up to an additional 600,000 Preferred Securities at the price to public per Preferred Security, solely to cover over-allotments. Ohio Edison will pay Underwriters' Compensation in the amounts per Preferred Security set forth in Note 3 with respect to any such additional Preferred Securities. If such option is exercised in full, the total Price to Public, Underwriting
         Commission and Proceeds to the Issuer will be $[__________], $[__________] and $[__________], respectively. See "Underwriting".

                               ------------------

                 The Preferred Securities are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Simpson Thacher & Bartlett, counsel for the Underwriters. It is expected that delivery of the Preferred Securities will be made on or about [__________], 1995 through the book-entry facilities of The Depository Trust Company against payment therefor in immediately available funds.

                                ---------------

                              Morgan Stanley & Co.
                                  Incorporated

[__________], 1995

No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering made by this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer or a solicitation by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date of the Prospectus.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                               ------------------


                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
SUMMARY INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
OHIO EDISON COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
FINANCING AND CONSTRUCTION PROGRAMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
OHIO EDISON FINANCING TRUST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
DESCRIPTION OF THE PREFERRED SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
DESCRIPTION OF THE GUARANTEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
DESCRIPTION OF THE SUBORDINATED DEBENTURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
RELATIONSHIP AMONG THE PREFERRED SECURITIES,
  THE SUBORDINATED DEBENTURES AND THE GUARANTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
UNITED STATES TAXATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
UNDERWRITING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
VALIDITY OF THE SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59

                             AVAILABLE INFORMATION


                 Ohio Edison is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Ohio Edison may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which certain of Ohio Edison's securities are listed.

                 Ohio Edison and the Issuer have filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                 No separate financial statements of the Issuer are included herein. Ohio Edison considers that such financial statements would not be material to holders of the Preferred Securities because (i) all of the Common Securities of the Issuer are owned by Ohio Edison, a reporting company under the Exchange Act; (ii) the Issuer has no independent operations, but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Issuer and investing the proceeds thereof in the Subordinated Debentures (and engaging in those activities necessary, convenient or incidental thereto); and (iii) the obligations of the Issuer under the securities issued thereby, to the extent funds are available therefor, are fully and unconditionally guaranteed to the extent set forth herein by Ohio Edison.

                                ---------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                 The following documents filed by Ohio Edison with the Commission pursuant to the Exchange Act are incorporated herein by reference:

                 1. Ohio Edison's Annual Report on Form 10-K for the year ended December 31, 1994; and

                 2. Ohio Edison's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

                 All other documents filed by Ohio Edison pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                 Ohio Edison will provide without charge to each person, including a beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents which are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Ohio Edison Company, Investor Services, 76 South Main Street, Akron, Ohio 44308, telephone number 1-800-736-3402. The information relating to Ohio Edison contained in this document does not purport to be comprehensive and should be read together with the information contained in the incorporated documents.

                 Information relating to DTC and the book-entry only system is based upon information furnished by DTC.

                              SUMMARY INFORMATION

                 The following is qualified in its entirety by the information and financial statements (including notes) appearing elsewhere herein and in documents incorporated herein by reference.


General

                 The Preferred Securities represent undivided beneficial interests in the assets of the Trust, which will consist of the Subordinated Debentures. The Subordinated Debentures, in which the proceeds of the Preferred Securities will be invested, mature on ________, 2025, unless such maturity date is extended by Ohio Edison as described under "Description of the Subordinated Debentures -- Option to Extend Maturity Date."


Distributions

                 The distributions payable on each Preferred Security will be fixed at a rate per annum of [____]% of the stated liquidation amount of $25 per Preferred Security, will be cumulative, will accrue from [__________], 1995, the date of initial issuance of the Preferred Securities, and will be payable quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing [__________], 1995, except as otherwise described below. Distributions that are in arrears for more than one quarter will accrue interest at the rate per annum of [____]% and the interest so accrued at the end of each quarter and remaining unpaid will itself bear interest (to the extent permitted by applicable law) thereafter until paid on the same basis. See "Description of Preferred Securities--Distributions".


Option to Extend Interest Payment Period

                 Ohio Edison has the right under the Indenture (as defined herein) to extend the interest payment period from time to time on the Subordinated Debentures for an Extension Period not exceeding 20 consecutive quarters, with the consequence that quarterly distributions on the Preferred Securities would be deferred (but would continue to accrue with interest thereon, including interest payable on unpaid interest, as set forth above) by the Issuer during any such Extension Period. Prior to the termination of any Extension Period, Ohio Edison may further extend the Extension Period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Debentures including any extension thereof. Upon the termination of any Extension Period and the payment of all amounts then due, Ohio Edison may select a new Extension Period, subject to the above requirements. See "Description of the Preferred Securities -- Distributions" and "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period".

                 Should an Extension Period occur, each Preferred Security holder would continue to accrue interest income (as original issue discount) for United States Federal income tax purposes. As a result, such a holder would be required to include such interest in gross income for United States Federal income tax purposes in advance of the receipt of cash, and would not receive the cash from the Issuer related to such income if such holder disposed of its Preferred Securities prior to the record date for payment of distributions. See "United States Taxation --

Original Issue Discount." The Issuer and Ohio Edison believe that an Extension Period on the Subordinated Debentures is unlikely to occur.


Mandatory Redemption

                 Upon the repayment of the Subordinated Debentures, whether at maturity (____________, 2025) or upon earlier redemption as provided in the Indenture, the proceeds from such repayment shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of Trust Securities, including Preferred Securities, upon not less than 30 nor more than 60 days' notice, at the Redemption Price equal to $25 per Preferred Security plus accrued and unpaid distributions thereon to but excluding the date for redemption. See "Description of the Preferred Securities -- Mandatory Redemption".


Optional Redemption

                 Ohio Edison has the right to redeem the Subordinated Debentures (a) on or after [__________], 2000, in whole at any time or in part from time to time, subject to the conditions described under "Description of the Subordinated Debentures -- Optional Redemption", or (b) at any time, in whole but not in part, in certain circumstances upon the occurrence and continuation of a Tax Event (as defined below), in each case at a redemption price equal to 100% of the principal amount of Subordinated Debentures being redeemed, together with any accrued but unpaid interest, including Additional Interest, if any, to the redemption date. See "Description of the Subordinated Debentures -- Optional Redemption." If Ohio Edison redeems Subordinated Debentures, the proceeds from such redemption shall be applied by the Trustee to redeem a Like Amount (as defined below) of Trust Securities, including Preferred Securities, as discussed above.


Special Event Redemption or Distribution

                 If, at any time, a Tax Event or an Investment Company Event (each a Special Event, all as defined herein) shall occur and be continuing, the Issuer shall be dissolved, except in the limited circumstances described below, with the result that, after satisfaction of liabilities to creditors of the Issuer, a Like Amount of Subordinated Debentures will be distributed to the holders of the Issuer Securities in liquidation of such holders' interests in the Issuer on a pro rata basis within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, Ohio Edison shall have the right, in certain circumstances, to redeem the Subordinated Debentures, in whole but not in part, for cash at a redemption price equal to 100% of the principal amount thereof within 90 days following the occurrence of such Tax Event. If the Subordinated Debentures are distributed to the holders of the Preferred Securities, Ohio Edison will use its best efforts to cause the Subordinated Debentures to be listed on the New York Stock Exchange or on such other exchange, if any, as the Preferred Securities are then listed.

The Guarantee

                 The Guarantee guarantees to the holders of the Preferred Securities the payment (but not the collection) of (i) any accrued and unpaid distributions required to be paid on the Preferred Securities, to the extent Ohio Edison has made a required payment of interest or principal on the Subordinated Debentures, (ii) the Redemption Price, including all accrued and unpaid distributions, with respect to Preferred Securities called for redemption by the Issuer, to the extent Ohio Edison has made a required payment of interest or principal on the Subordinated Debentures, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer (other than in connection with the distribution of the Subordinated Debentures to the holders of the Preferred Securities or a redemption of all of the Preferred Securities upon the maturity or redemption of Subordinated Debentures), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Issuer has funds legally available therefor, and (b) the amount of assets of the Issuer remaining available for distribution to holders of the Preferred Securities in liquidation of the Issuer. The Guarantee will rank subordinate and junior in right of payment to all liabilities of Ohio Edison (except those made pari passu by their terms). See "Description of the Guarantee".


Voting Rights

                 Holders of Preferred Securities will have limited voting rights and, except for the rights of holders of Preferred Securities to appoint a Special Administrative Trustee upon the occurrence of certain events described herein, will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, the Ohio Edison Trustees (as defined herein), which voting rights are vested exclusively in the holder of the Common Securities. See "Description of the Preferred Securities -- Voting Rights".


Use of Proceeds

                 The proceeds from the sale of the Preferred Securities offered hereby will be used by the Issuer to purchase the Subordinated Debentures issued by Ohio Edison. Ohio Edison expects to use such proceeds to retire outstanding securities and for general corporate purposes.


Listing

                 Application will be made to list the Preferred Securities as
an equity security on the New York Stock Exchange under the symbol "   ".
Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a [___]-day period after the date of this Prospectus.


                                     CERTAIN CONSOLIDATED FINANCIAL INFORMATION OF OHIO EDISON
                                   (Thousands, except per share amounts, ratios and percentages)

                                                                                                                     Twelve Months
                                                              Year Ended December 31,(1)                             Ended June 30,
                                                              --------------------------                             --------------

                                        1990           1991            1992            1993(2)           1994              1995
                                        ----           ----            ----            ----              ----              ----
                                                                                                                        (Unaudited)
 Income Summary:

   Operating Revenues  . . . . .     $2,240,646      $2,358,946      $2,332,378       $2,369,940        $2,368,191        $2,363,087

   Net Income  . . . . . . . . .     $  281,676      $  264,823      $  276,986       $   82,724        $  303,531        $  310,208

   Earnings on Common Stock  . .     $  254,048      $  240,069      $  253,060       $   59,017        $  281,852        $  288,593

   Earnings per share of Common
    Stock  . . . . . . . . . . .     $     1.67      $     1.60      $     1.70       $      .39        $     1.97        $     2.01

   Ratio of Earnings to Fixed
    Charges(3) . . . . . . . . .           1.97            1.95            2.01             1.12              2.24              2.27

   Ratio of Earnings to Fixed
    Charges plus Preferred and
    Preference Stock Dividend
    Requirements (pre-income tax
    basis)(3)  . . . . . . . . .           1.79            1.79            1.85             0.99(4)           2.06              2.09


                                                                            June 30, 1995
                                                                            -------------
                                                                              Unaudited

                                                                     Outstanding           Ratio
                                                                     -----------           -----

 Capitalization Summary:
   Common Stockholders' Equity . . . . . . . . . . . . . . . .          $2,351,346          42.4%

   Preferred Stock-
       Not Subject to Mandatory Redemption . . . . . . . . . .             328,240           6.0%

       Subject to Mandatory Redemption . . . . . . . . . . . .              40,000           0.7%

   Long-Term Debt(5) . . . . . . . . . . . . . . . . . . . . .           2,822,225          50.9%
                                                                         ---------         -----

 Total Capitalization  . . . . . . . . . . . . . . . . . . . .          $5,541,811         100.0%
                                                                        ==========         =====


(1)      Derived from audited financial information.

(2) Includes net after tax charges of $218,377,000 ($1.43 per share) relating primarily to the termination of Perry Unit 2, partially offset by the cumulative effect of a change in accounting for unbilled revenues.

(3) "Earnings" for purposes of these calculations have been computed by adding to "income before extraordinary items" all taxes based on income or profits, total interest charges and the estimated interest element of rentals charged to income. "Fixed charges" include total interest charges, the estimated interest element of rentals and subsidiary preferred stock dividend requirements, determined on a "pre-income tax" basis (computed at the effective income tax rates for the applicable periods). These ratios exclude fixed charges applicable to the guarantee of the debt of a coal supplier aggregating $16,922,000, $13,298,000, $9,762,000, $8,565,000, $7,424,000 and
         $6,874,000 for each of the five years in the period ended December 31, 1994 and the twelve months ended June 30, 1995, respectively.

(4) Earnings were deficient in 1993 by $5,018,000 to cover fixed charges plus preferred stock dividend requirements.

(5) Excludes $492,695,000 of long-term debt due to mature or subject to put options within one year.

                                  RISK FACTORS

                 Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters:

                 SUBORDINATION OF GUARANTEE AND SUBORDINATED DEBENTURES. Ohio Edison's obligations under the Guarantee are subordinate and junior in right of payment to all other liabilities of Ohio Edison, except any liabilities that may be made pari passu expressly by their terms. Ohio Edison's obligations under the Subordinated Debentures are subordinate and junior in right of payment to Senior Indebtedness (as defined herein) of Ohio Edison. As of June 30, 1995, Ohio Edison had approximately $3,546 million of principal amount of indebtedness for borrowed money and capital lease obligations constituting Senior Indebtedness on a consolidated basis. There are no terms of the Preferred Securities, the Subordinated Debentures or the Guarantee that limit Ohio Edison's ability to incur additional indebtedness, including indebtedness that would rank senior to the Subordinated Debentures and the Guarantee. See "Description of the Guarantee -- Status of the Guarantee" and "Description of the Subordinated Debentures -- Subordination".

                 The ability of the Issuer to pay amounts due on the Preferred Securities is solely dependent upon Ohio Edison making payments on the Subordinated Debentures as and when required.

                 OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES. Ohio Edison has the right under the Indenture to extend the interest payment period from time to time on the Subordinated Debentures for an Extension Period not exceeding 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, Ohio Edison may select a new Extension Period, subject to the requirements described herein. During any Extension Period, quarterly distributions on the Preferred Securities would be deferred (but would continue to accrue with interest thereon) by the Issuer.
In the event that Ohio Edison exercises this right, Ohio Edison may not, during an Extension Period, (a) declare or pay dividends on, or make a distribution with respect to, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock, or (b) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Ohio Edison that rank pari passu with or junior to the Subordinated Debentures, or (c) make any guarantee payment with respect to the foregoing (other than payments under the Guarantee); provided, however, that restriction (a) above does not apply to any stock dividends paid by Ohio Edison where the dividend stock is the same as that on which the dividend is paid. Prior to the termination of any Extension Period, Ohio Edison may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters and that such Extension Period may not extend beyond the maturity date of the Subordinated Debentures (including any extension thereof). If Ohio Edison should determine to exercise its extension right in the future, the market price of the Preferred Securities is likely to be affected. The Issuer and Ohio Edison believe that such an extension of an interest payment period on the Subordinated Debentures is unlikely to occur. See "Description of the Preferred Securities -- Distributions" and "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period." If an Extension Period occurs and continues for six quarterly distribution periods or longer, the holders of a majority in liquidation amount of the Preferred Securities will have the right to appoint a Special Administrative Trustee as discussed below.

                 Should an Extension Period occur, each Preferred Security holder would continue to accrue interest income for United States Federal income tax purposes. As a result, such a holder would be required to include such interest in gross income for United States Federal income tax purposes in advance of the receipt of cash, and would not receive the cash from the Issuer related to such income if such holder disposed of its Preferred Securities prior to the record date for payment of distributions. See "United States Taxation -- Original Issue Discount."

                 RIGHTS UNDER THE GUARANTEE. The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Bank of New York will act as indenture trustee under the Guarantee for the purposes of compliance with the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

                 The Guarantee guarantees to the holders of the Preferred Securities the payment (but not the collection) of (i) any accrued and unpaid distributions required to be paid on the Preferred Securities, to the extent Ohio Edison has made a required payment of interest or principal on the Subordinated Debentures, (ii) the Redemption Price, including all accrued and unpaid distributions, with respect to Preferred Securities called for redemption by the Issuer, to the extent Ohio Edison has made a required payment of interest or principal on the Subordinated Debentures, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer (other than in connection with the distribution of the Subordinated Debentures to the holders of the Preferred Securities or a redemption of all of the Preferred Securities upon the maturity or redemption of Subordinated Debentures), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Issuer has funds legally available therefor and

(b) the amount of assets of the Issuer remaining available for distribution to holders of the Preferred Securities in liquidation of the Issuer. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against Ohio Edison to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. If Ohio Edison were to default on its obligations under the Subordinated Debentures, the Issuer would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would be required to rely on the enforcement by the Property Trustee (as defined herein) of its rights, as registered holder of the Subordinated Debentures, against Ohio Edison pursuant to the terms of the Subordinated Debentures and may also vote to appoint a Special Administrative Trustee who shall have the same rights, powers and privileges as the Administrative Trustees (as defined herein) . See "Description of the Guarantee -- Status of the Guarantee" and "Description of the Subordinated Debentures -- Subordination" herein. The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

                 ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES. If (i) the Issuer fails to pay distributions in full on the Preferred Securities for six consecutive quarterly distribution periods or (ii) a Trust Agreement Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would be entitled, by vote of a majority in liquidation amount of the Preferred Securities, to appoint a Special Administrative Trustee, who shall have the same rights, powers and privileges as the other Administrative Trustees. In addition, the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to (i) direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Debentures; (ii) waive any past default; or (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable; provided, however, that where a consent under the Indenture (as defined herein) requires the consent of all holders of the Subordinated Debentures affected thereby, the

Property Trustee may only give such consent at the direction of all holders of the Preferred Securities. If the Property Trustee fails to enforce its rights under the Subordinated Debentures, a holder of Preferred Securities may, after such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against Ohio Edison to enforce the Property Trustee's rights under the Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. If Ohio Edison exercises its right to defer payments of interest on the Subordinated Debentures (see "Option to Extend Interest Payment Period" above), appointment of a Special Administrative Trustee would be the only right of the holders of the Preferred Securities if the Issuer fails to pay distributions in full on the Preferred Securities for six consecutive quarters until expiration of the Extension Period (up to 20 consecutive quarters).

                 SPECIAL EVENT REDEMPTION OR DISTRIBUTION. Upon the occurrence of a Special Event (as defined herein), the Issuer shall be dissolved, except in the limited circumstance described below, with the result that the Subordinated Debentures would be distributed to the holders of the Issuer Securities in connection with the liquidation of the Issuer. In certain circumstances, Ohio Edison shall have the right to redeem the Subordinated Debentures, in whole but not in part, in lieu of a distribution of the Subordinated Debentures by the Issuer, in which event the Issuer will redeem the Issuer Securities on a pro rata basis to the same extent as the Subordinated Debentures are redeemed by Ohio Edison. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

                 Under current United States Federal income tax law, a distribution of Subordinated Debentures upon the dissolution of the Issuer would not be a taxable event to holders of the Preferred Securities. Upon occurrence of a Tax Event (as defined herein), however, a dissolution of the Issuer in which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "United States Taxation -- Receipt of Subordinated Debentures or Cash Upon Liquidation of the Issuer."

                 Because holders of Preferred Securities may receive Subordinated Debentures upon the occurrence of a Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures contained herein. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Subordinated Debentures -- General."

                 LIMITED VOTING RIGHTS. Holders of Preferred Securities will have limited voting rights and, except for the rights of holders of Preferred Securities to appoint a Special

Administrative Trustee upon the occurrence of certain events described herein, will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, the Ohio Edison Trustees (as defined herein), which voting rights are vested exclusively in the holder of the Common Securities.

                 TRADING CHARACTERISTICS OF PREFERRED SECURITIES. The Preferred Securities are expected to be approved for listing as an equity security on the New York Stock Exchange, subject to official notice of issuance. Accordingly, the Preferred Securities are expected to trade at a price that takes into account the value, if any, of accrued and unpaid distributions; thus, purchasers will not pay and sellers will not receive any accrued and unpaid interest with respect to their undivided beneficial interests in Subordinated Debentures owned through the Preferred Securities that is not included in the trading price of the Preferred Securities. However, for United States Federal income tax purposes, interest on the Subordinated Debentures will be included in the gross income of holders of Preferred Securities as it accrues, rather than when it is paid, and such accrual will increase a holder's tax basis in his or her Preferred Securities. Consequently, a holder who sells Preferred Securities between record dates for payments of distributions would recognize a capital loss if the sales proceeds were less than the holder's tax basis (as increased by such accrual of interest). Subject to certain limited exceptions, capital losses may not be used to offset ordinary income for United States Federal income tax purposes. See "United States Taxation -- Income from Preferred Securities" and "-- Sale of Preferred Securities".


                              OHIO EDISON COMPANY

                 Ohio Edison was organized under the laws of the State of Ohio in 1930 and owns property and does business as an electric public utility in that state. Ohio Edison also has ownership interests in certain generating facilities located in the Commonwealth of Pennsylvania. Ohio Edison's principal executive offices are located at 76 South Main Street, Akron, Ohio 44308, telephone number 1-800-736-3402.

                 Ohio Edison furnishes electric service to communities in a 7,500 square mile area of central and northeastern Ohio. It also provides transmission services to certain rural cooperatives in its service area and provides transmission services and electric energy for resale to certain municipalities in that service area. Ohio Edison also engages in the sale, purchase and interchange of electric energy with other electric companies. The area it serves has a population of approximately 2,530,000.

                 Ohio Edison owns all of the outstanding common stock of Pennsylvania Power Company ("Penn Power"), a Pennsylvania corporation, which furnishes electric service to communities in a

1,500 square mile area of western Pennsylvania. Penn Power also provides transmission services and electric energy for resale to certain municipalities in Pennsylvania. The area served by Penn Power has a population of approximately 340,000.

                 Sources of generation for Ohio Edison and Penn Power (the "Companies") during the twelve months ended June 30, 1995 were 74.2% coal and 25.8% nuclear.


                      FINANCING AND CONSTRUCTION PROGRAMS

                 The Companies' total construction costs, excluding nuclear fuel, amounted to approximately $227,000,000 in 1994. Such costs included expenditures for the betterment of existing facilities and for the construction of transmission lines, distribution lines, substations and other additions.
The Companies currently forecast expenditures of approximately $800,000,000 for property additions and improvements from 1995-1999, of which approximately $180,000,000 is applicable to 1995. The Companies' nuclear fuel investments are expected to be approximately $172,000,000 during the 1995-1999 period, of which approximately $30,000,000 is applicable to 1995. In addition, various Federal, state and local authorities regulate the Companies with regard to air and water quality and other environmental matters. The Companies have estimated additional capital expenditures for environmental compliance of approximately $70,000,000 for the period 1995 through 1999, which is included in the construction forecast.

                 During the 1995-1999 period, maturities of, and sinking fund requirements for, long-term debt and preferred stock will require expenditures of approximately $1,301,000,000, of which approximately $227,000,000 is applicable to 1995.

                 Nuclear fuel purchases are financed through OES Fuel, Incorporated ("OES Fuel," a wholly owned subsidiary of Ohio Edison) commercial paper and loans, both of which are supported by a $225,000,000 long-term bank credit agreement. Investments for additional nuclear fuel during the 1995-1999 period are estimated to be approximately $172,000,000, of which approximately $30,000,000 applies to 1995. During the same periods, the Companies' nuclear fuel investments are expected to be reduced by approximately $225,000,000 and $56,000,000, respectively, as the nuclear fuel is consumed. Also, the Companies have operating lease commitments of approximately $575,000,000 for the 1995-1999 period, of which approximately $106,000,000 relates to 1995. The Companies recover the cost of nuclear fuel consumed and operating leases through their electric rates.

                 Short-term borrowings of $230,950,000 at June 30, 1995, included $114,950,000 of OES Capital, Incorporated ("OES Capital," a wholly owned subsidiary of Ohio Edison) debt, which is secured by customer accounts receivable. OES Capital can borrow up to $120,000,000 under a receivables financing agreement at rates based on certain bank commercial paper. The Companies also had $2,000,000 of unused short-term bank lines of credit as of June 30, 1995. In addition, $14,000,000 was available through bank facilities that provide for borrowings on a short-term basis at the banks' discretion. OES Fuel had approximately $76,000,000 of unused borrowing capability as of June 30, 1995 that was available for reloan to Ohio Edison.

                 OES Finance, Incorporated ("OES Finance," a wholly owned subsidiary of Ohio Edison) was established during the third quarter of 1994 for the sole purpose of maintaining deposits pledged as collateral to secure reimbursement obligations relating to certain letters of credit supporting Ohio Edison's obligations to lessors under the Beaver Valley Unit 2 sale and leaseback arrangements. The deposits pledged to the financial institution providing those letters of credit are the sole property of OES Finance. In the event of liquidation, OES Finance, as a separate corporate entity, would have to satisfy its obligations to creditors before any of its assets could be made available to Ohio Edison as sole owner of OES Finance common stock.

                 Based on their present plans, the Companies could provide for their cash requirements during the remainder of 1995 from the following sources: funds to be received from operations; available cash and temporary cash investments (approximately $60,000,000 as of June 30, 1995), of which $40,000,000 was held in escrow for the redemption of pollution control obligations under a forward refunding obligation; the issuance of long-term debt (for refunding purposes) and funds available under short-term bank credit arrangements.

                 For the period 1995-1999, external financings may be used to provide a portion of the Companies' cash requirements. The extent and type of future financings will depend on the need for external funds as well as market conditions, the maintenance of an appropriate capital structure and the ability of the Companies to comply with coverage requirements in order to issue first mortgage bonds and preferred stock. The Companies will continue to monitor financial market conditions and, where appropriate, may take advantage of economic opportunities to refund debt and preferred stock to the extent that their financial resources permit.


                          OHIO EDISON FINANCING TRUST

                 The Issuer is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement executed by Ohio Edison, as sponsor for the Issuer, and the trustees of such trust named therein and (ii) the filing of a certificate of trust with the Delaware Secretary of State on August 8, 1995. Such trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Issuer exists for the exclusive purposes of (i) issuing the Preferred Securities and Common Securities representing undivided beneficial interests in the assets of such Issuer, (ii) investing the gross proceeds of the sale of the Preferred Securities and Common Securities in the Subordinated Debentures and
(iii) engaging in only those other activities necessary, convenient or incidental thereto. Pursuant to the Trust Agreement, the number of Ohio Edison Trustees will initially be four. Two of the Ohio Edison Trustees (the "Administrative Trustees") will be persons who are employees or officers of or who are affiliated with Ohio Edison. The third trustee will be a financial institution that maintains its principal place of business in the State of Delaware and is unaffiliated with Ohio Edison (the "Delaware Trustee"). The fourth trustee will be a financial institution which will serve as property trustee under the Trust Agreement and as indenture trustee for purposes of the Trust Indenture Act (the "Property Trustee"). The Administrative Trustees, the Delaware Trustee and the Property Trustee are sometimes referred to collectively herein as the "Ohio Edison Trustees".

                 Initially, The Bank of New York, a New York banking corporation, and The Bank of New York (Delaware), a Delaware banking corporation, will be the Property Trustee and the Delaware Trustee, respectively, until removed or replaced by the holder of the Common Securities. The Bank of New York will also act as Guarantee Trustee and as indenture trustee under the Indenture.

                 All of the Common Securities will be owned by Ohio Edison.
The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and continuance of a Trust Agreement Event of Default, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Ohio Edison will acquire Common Securities having an aggregate liquidation amount equal to 3% of the total capital of the Issuer. The Issuer has a term of approximately [55] years, but may terminate earlier as provided in the Trust Agreement.


CONDUCT OF THE ISSUER'S AFFAIRS

                 The Issuer's business and affairs will be conducted by the Ohio Edison Trustees. As described above, the Trust will not engage in any business or activities other than those activities necessary, convenient or incidental to issuance of the Issuer Securities and investment of the proceeds of such issuance in the

Subordinated Debentures. The holder of the Common Securities, or the holders of a majority in liquidation preference of the Preferred Securities if a Trust Agreement Event of Default has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee, the Delaware Trustee and the Administrative Trustees. The duties and obligations of the Property Trustee, the Delaware Trustee and the Administrative Trustees shall be governed by the Trust Agreement, and the Property Trustee will be authorized to exercise discretion only to the extent specifically stated therein. Ohio Edison will pay all fees and expenses related to the Issuer and the issuance and sale of the Issuer Securities.

                 The office of the Delaware Trustee in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of the Issuer is c/o Ohio Edison Company, 76 South Main Street, Akron, Ohio 44308 (telephone number (216) 384-5100).


                                USE OF PROCEEDS

                 The proceeds from the sale of the Preferred Securities will be used by the Issuer to purchase the Subordinated Debentures issued by Ohio Edison, as described herein. Ohio Edison expects to use such proceeds to retire outstanding securities and for general corporate purposes.



                    DESCRIPTION OF THE PREFERRED SECURITIES

                 The Trust Agreement among Ohio Edison as Depositor (the "Depositor"), The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee and the two Administrative Trustees named therein, authorizes and creates the Issuer. The Property Trustee, The Bank of New York, will act as the indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act. The Issuer Securities will be issued by the Administrative Trustees on behalf of the Issuer pursuant to the terms of the Trust Agreement. The Preferred Securities represent undivided beneficial interests in the assets of the Issuer and entitle the holders thereof to a preference in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. The following summaries of certain provisions of the Trust Agreement are subject to, and are qualified in their entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular sections or defined terms of the Trust Agreement are referred to, such sections or defined terms are incorporated herein by reference.

The Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

                 All of the Common Securities are owned by Ohio Edison. The Common Securities rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except as described under "-- Subordination of Common Securities". (Section 4.03) The Subordinated Debentures will be held of record by the Property Trustee and held in trust for the benefit of the Trust and the holders of the Issuer Securities. (Section 2.09). The Guarantee is a full and unconditional guarantee with respect to the Preferred Securities but does not guarantee payment of distributions or amounts payable on redemption or liquidation of the Preferred Securities when the Issuer does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to vote, together with the holders of a majority in liquidation amount of the Preferred Securities, to appoint a Special Administrative Trustee and to direct the Property Trustee to enforce the Property Trustee's rights under the Subordinated Debentures.


DISTRIBUTIONS

                 The distributions payable on each Preferred Security will be fixed at a rate per annum of [____]% of the stated liquidation amount of $25 per Preferred Security. Distributions that are in arrears for more than one quarter will accrue interest at the rate per annum of [____]% and the interest so accrued at the end of each quarter and remaining unpaid will itself bear interest (to the extent permitted by applicable law) thereafter until paid on the same basis. The term "distributions" as used herein includes any such interest payable, unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. (Sections 4.01(a) and 4.01(b)).

                 Distributions on the Preferred Securities will be cumulative, will accrue from [__________], 1995, the date of initial issuance thereof, and will be payable quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing [__________], 1995, except as otherwise described below. In the event that any date on which distributions are otherwise payable on the Preferred Securities is not a Business Day, payment of the distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which distributions are otherwise payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" means a day other than (x) a Saturday or a Sunday, (y) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (z) a day on which the principal corporate trust office of the Property Trustee or the Debenture Trustee (as defined herein) is closed for business. (Section 4.01(a)).

                 Ohio Edison has the right, under the Indenture pursuant to which it will issue the Subordinated Debentures (the "Indenture"), to extend the interest payment period from time to time on the Subordinated Debentures for an Extension Period not exceeding 20 consecutive quarters, with the consequence that quarterly distributions on the Preferred Securities would be deferred (but would continue to accrue with interest thereon, including interest payable on unpaid interest, as set forth above) by the Issuer during any such Extension Period. In the event that Ohio Edison exercises this right, Ohio Edison may not, during an Extension Period, (a) declare or pay any dividends on, or make a distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or (b) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Subordinated Debentures, or (c) make any guarantee payments with respect to the foregoing (other than payments under the Guarantee); provided, however, that restriction (a) above does not apply to any stock dividends paid by Ohio Edison where the dividend stock is the same as that on which the dividend is paid. Prior to the termination of any Extension Period, Ohio Edison may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Ohio Edison may select a new Extension Period, subject to the above requirements. See "Description of the Subordinated Debentures -- Interest" and "-- Option to Extend Interest Payment Period".

                 Income of the Issuer available for distribution to the holders of the Preferred Securities will be limited to payments under the Subordinated Debentures in which the Issuer will invest the proceeds from the issuance and sale of the Preferred Securities and the Common Securities. See "Description of the Subordinated Debentures". If Ohio Edison does not make interest payments on the Subordinated Debentures, the Property Trustee will not have funds available to pay distributions on the Preferred Securities. The payment of distributions (if and to the extent the Issuer has funds legally available for the payment of such distributions and cash sufficient to make such payments) is guaranteed on a limited and subordinated basis by Ohio Edison as set forth herein under "Description of the Guarantee".

                 Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of the Issuer on the relevant record dates, which, as long as the Preferred Securities remain in book-entry-only form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "Book-Entry-Only Issuance -- The Depository Trust Company" below. In the event the Preferred Securities do not remain in book-entry-only form, the relevant record date shall be the date 15 days prior to the relevant Distribution Date. (Section 4.01(d)).

MANDATORY REDEMPTION

                 The Subordinated Debentures will mature on __________, 2025, unless the maturity date is extended at the option of Ohio Edison (provided certain conditions are met). Upon the repayment of the Subordinated Debentures, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment shall be applied by the Trustee to redeem a Like Amount (as defined below) of Preferred Securities, upon not less than 30 nor more than 60 days' notice, at the Redemption Price. Such payment in redemption shall be due without limitation and in all events. See "Description of the Subordinated Debentures -- Optional Redemption."

                 Ohio Edison has the right to redeem the Subordinated Debentures (a) on or after [__________], 2000, in whole or in part, subject to the conditions described under "Description of the Subordinated Debentures -- Optional Redemption", or (b) at any time, in whole but not in part, in certain circumstances upon the occurrence and continuation of a Tax Event (as defined below). See "Description of the Subordinated Debentures -- Optional Redemption."

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

                 "Tax Event" means the receipt by the Administrative Trustees of an opinion of counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after the date of the issuance of the Preferred Securities), (c) any interpretation or pronouncement of any such body, court, agency or authority that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position, or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated or effective, or which interpretation or pronouncement is issued or announced, or which action is taken, in each case on or after the date of the issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Issuer is, or will be, subject to United States Federal income tax with respect to income accrued or received on the Subordinated Debentures, (ii) interest payable on the Subordinated Debentures is not, or will not be, fully deductible by Ohio Edison for United States Federal income tax purposes or (iii) the Issuer is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges (a "Dissolution Tax Opinion").

                 "Investment Company Event" means the receipt by the Administrative Trustees of an opinion of counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act"), to the effect that as a result of the occurrence of a change in law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), the Issuer is or will be considered an "investment company" which is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after the date of the issuance of the Preferred Securities.

                 If, at any time, a Tax Event or an Investment Company Event (each, a "Special Event") shall occur and be continuing, the Issuer shall, except in the limited circumstances described below, be dissolved with the result that, after satisfaction of liabilities to creditors of the Issuer, a Like Amount of Subordinated Debentures will be distributed to the holders of the Issuer Securities in liquidation of such holders' interests in the Issuer on a pro rata basis within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, such dissolution and distribution shall be conditioned on the Administrative Trustees' receipt of an opinion of counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Issuer Securities will not recognize any gain or loss for United States Federal income tax purposes as a result of such dissolution and distribution of Subordinated Debentures; and provided, further, that, if at the time there is available to the Issuer the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election or pursuing some other reasonable measure that will have no adverse effect on the Issuer, Ohio Edison or the holders of the Issuer Securities, the Issuer will pursue such measure in lieu of dissolution. Furthermore, if in the case of the occurrence of a Tax Event, after receipt of a Dissolution Tax Opinion by the Administrative Trustees (i) the Company has received an opinion of counsel experienced in such matters (a "Redemption Tax Opinion") to the effect that, as a result of a Tax Event, there is more than an insubstantial risk that Ohio Edison would be precluded from deducting the interest on the Subordinated Debentures for United States Federal income tax purposes even if the Subordinated Debentures were distributed to the holders of Issuer Securities in liquidation of such holders' interests in the Issuer as described above, or (ii) the Administrative Trustees shall have been informed by such tax counsel that it cannot deliver a No Recognition Opinion to the Issuer, Ohio Edison shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Subordinated Debentures, in whole but not in part, for cash within 90 days following the occurrence of such Tax Event, and, following such redemption, a Like Amount of Issuer Securities shall be redeemed by the Issuer at the Redemption Price on a pro rata basis; provided, however, that, if at the time there is available to Ohio Edison or the Issuer the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election or pursuing some other similar reasonable measure which has no adverse effect on the Issuer, Ohio Edison or the holders of the Issuer Securities, Ohio Edison or the Issuer will pursue such measure in lieu of redemption. (Section 9.05)

                 If the Subordinated Debentures are distributed to the holders of the Preferred Securities, Ohio Edison will use its best efforts to cause the Subordinated Debentures to be listed on the New York Stock Exchange or on such other exchange, if any, as the Preferred Securities are then listed. (Section 9.05)

                 After the date for any distribution of Subordinated Debentures upon dissolution of the Issuer, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificate representing the Subordinated Debentures to be delivered upon such distribution, and (iii) any certificates representing Preferred Securities not held by DTC or its nominee will be deemed to represent a Like Amount of Subordinated Debentures, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such Preferred Securities, until such certificates are presented to Ohio Edison or its agent for transfer or reissuance.


                 "Like Amount" means (i) with respect to a redemption of Preferred Securities, Preferred Securities having a liquidation amount equal to the principal amount of Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture and the proceeds of which will be used to pay the Redemption Price of such Preferred Securities and (ii) with respect to a distribution to holders of Preferred Securities of Subordinated Debentures in connection with a liquidation of the Issuer, Subordinated Debentures having a principal amount equal to the liquidation amount of the Preferred Securities of the holder to whom such Subordinated Debentures are distributed.

REDEMPTION PROCEDURES

                 Preferred Securities redeemed on each redemption date shall be redeemed at the Redemption Price with the proceeds from the contemporaneous redemption of Subordinated Debentures. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be deemed payable on each Redemption Date only to the extent that the Issuer has funds legally available for the payment of such Redemption Price. (Section 4.02(c)). See also "-- Subordination of Common Securities".

                 If the Issuer gives a notice of redemption in respect of Preferred Securities, then, by 12:00 noon, New York time, on the Redemption Date, the Property Trustee will irrevocably deposit with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "Book-Entry-Only Issuance -- The Depository Trust Company". If the Preferred Securities are no longer in book-entry-only form, the Issuer will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the Redemption Date, all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Issuer or by Ohio Edison pursuant to the Guarantee described herein under "Description of the Guarantee", distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the original Redemption Date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price. (Section 4.02(d))

                 Subject to applicable law (including, without limitation, United States Federal securities law), Ohio Edison or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

                 Payment of the Redemption Price on the Preferred Securities to holders of Preferred Securities shall be made to the holders of record thereof as they appear on the register for the Preferred Securities on the relevant record date, which shall be one Business Day prior to the relevant Redemption Date; provided, however, that in the event that the Preferred Securities do not remain in book-entry-only form, the relevant record date shall be the date 15 days prior to the Redemption Date. (Section 4.02(e)).

                 If less than all the Issuer Securities are to be redeemed on a Redemption Date, then the aggregate liquidation amount of such securities to be redeemed shall be allocated 3% to the Common Securities and 97% to the Preferred Securities. The particular Preferred Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or integral multiples thereof) of the liquidation amount of Preferred Securities of a denomination larger than $25. The Property Trustee shall promptly notify the security registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the liquidation preference thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the liquidation amount of Preferred Securities that has been or is to be redeemed. (Section 4.02(f)).


SUBORDINATION OF COMMON SECURITIES

                 Payment of distributions on, and the Redemption Price of, the Issuer Securities, as applicable, shall be made pro rata based on the liquidation amount of the Issuer Securities; provided, however, that if on any Distribution Date or Redemption Date a Trust Agreement Event of Default (as defined below, see "-- Events of Default; Notice") shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any Common Security, and no other payment on account of the redemption, liquidation or other acquisition of Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all outstanding Preferred Securities, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, Preferred Securities then due and payable. (Section 4.03(a)).

                 In the case of any Trust Agreement Event of Default (as defined herein) resulting from an "Event of Default" under the Indenture, the holder of Common Securities will be deemed to have waived any such Trust Agreement Event of Default until the effect of all such Events of Default with respect to the Preferred Securities has been cured, waived or otherwise eliminated. Until any such Trust Agreement Events of Default have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not the holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf. (Section 4.03(b))


LIQUIDATION DISTRIBUTION UPON DISSOLUTION

                 Pursuant to the Trust Agreement, the Issuer shall terminate and shall be liquidated by the Ohio Edison Trustees on the first to occur of:
(i) [__________], 2050, the expiration of the term of the Trust; (ii) the bankruptcy, dissolution or liquidation of Ohio Edison; (iii) the distribution of Subordinated Debentures upon the occurrence of a Special Event; and (iv) the redemption of all of the Preferred Securities. (Sections 9.01 and 9.02).

                 If an early termination occurs as described in clauses (ii),
(iii) or (iv) above, the Issuer shall be liquidated by the Ohio Edison Trustees as expeditiously as the Ohio Edison Trustees determine to be appropriate by causing the Property Trustee to distribute to each holder of Preferred Securities and Common Securities a Like Amount of Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive, out of the assets of the Issuer available for distribution to holders after satisfaction of liabilities to creditors, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the stated liquidation preference of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer on the Preferred Securities shall be paid on a pro rata basis. The holder(s) of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Trust Agreement Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities. (Sections 9.04(a) and 9.04(d)).


EVENTS OF DEFAULT; NOTICE

                 Any one of the following events constitutes an event of default under the Trust Agreement with respect to the Preferred Securities issued thereunder (a "Trust Agreement Event of Default") (whatever the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                 (i) the occurrence of an event of default under the Indenture (an "Indenture Event of Default") (see "Description of Subordinated Debentures -- Events of Default"); or

                 (ii) default by the Property Trustee in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 10 days; or

                 (iii) default by the Property Trustee in the payment of any Redemption Price of any Preferred Security or Common Security when it becomes due and payable; or

                 (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Ohio Edison Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Trustee or Trustees by the holders of at least 10% in liquidation amount of the outstanding Preferred Securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement.

                 Within five Business Days after the occurrence of any Trust Agreement Event of Default, the Property Trustee shall transmit notice of any default actually known to the Property Trustee to the holders of Preferred Securities, the Administrative Trustees and the Depositor, unless such default shall have been cured or waived. (Section 8.02).

                 Unless a Trust Agreement Event of Default shall have occurred and be continuing, the Property Trustee may be removed at any time by act of the holder of the Common Securities. If a

Trust Agreement Event of Default has occurred and is continuing, the Property Trustee may be removed at such time by act of the holders of a majority in liquidation amount of the Preferred Securities, delivered to the Property Trustee (in its individual capacity and on behalf of the Issuer). No registration or removal of the Property Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor Property Trustee in accordance with the provisions of the Trust Agreement. (Section 8.10).

                 If a Trust Agreement Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities upon dissolution of the Issuer as described above. See "-- Liquidation Distribution Upon Dissolution".


MERGER OR CONSOLIDATION OF AN OHIO EDISON TRUSTEE

                 Any corporation into which either the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which any such Ohio Edison Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of any such Ohio Edison Trustee, shall be the successor to such Ohio Edison Trustee under the Trust Agreement, provided such corporation is otherwise qualified and eligible. (Section 8.12).


VOTING RIGHTS

                 Except as provided below and under "Description of the Guarantee -- Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights. (Section 6.01(a)).

                 If (i) the Issuer fails to pay distributions in full on the Preferred Securities for six (6) consecutive quarterly distribution periods or
(ii) a Trust Agreement Event of Default occurs and is continuing (each an "Appointment Event"), then the holders of the Preferred Securities, acting as a single class, will be entitled by a vote of a majority in liquidation amount of the Preferred Securities to appoint a Special Administrative Trustee. For purposes of determining whether the Issuer has failed to pay distributions in full for six (6) consecutive quarterly distribution periods, distributions shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative distributions have been or contemporaneously are paid with respect to all quarterly distribution periods terminating on or prior to the date of payment of such cumulative distributions. Any holders of Preferred Securities (other than Ohio Edison or any of its affiliates) shall be entitled to nominate any person to be appointed as Special Administrative Trustee. Not later than 30 days after such right to appoint a Special Administrative Trustee arises, the Administrative Trustees shall convene a meeting of the holders of Preferred Securities for the purpose of appointing a Special Administrative Trustee. If the Administrative Trustees fail to convene such meeting within such 30-day period, the holders of not less than 10% of the aggregate stated liquidation amount of the Preferred Securities will be entitled to convene such meeting. The provisions of the Trust Agreement relating to the convening and conduct of the meetings of the holders will apply with respect to any such meeting. Any Special Administrative Trustee so appointed shall cease to be a Special Administrative Trustee if the Appointment Event pursuant to which the Special Administrative Trustee was appointed and all other Appointment Events cease to be continuing. Notwithstanding the appointment of any such Special Administrative Trustee, Ohio Edison shall retain all rights under the Indenture, including the right to defer payments of interest by extending the interest payment period as provided under "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period." If such an extension occurs, there will be no Indenture Event of Default and, consequently, no Trust Agreement Event of Default, for failure to make any scheduled interest payment during the Extension Period on the date originally scheduled. Holders of a majority in liquidation amount of the Preferred Securities will have the right, however, in the circumstances described above, to appoint a Special Administrative Trustee. (Section 6.01(d))

                 If any proposed amendment to the Trust Agreement provides for, or the Ohio Edison Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the holders of the Preferred Securities, whether by way of amendment to the Trust Agreement or otherwise or (ii) the dissolution, winding-up or termination of the Issuer, other than pursuant to the Trust Agreement, then the holders of outstanding Preferred Securities will be entitled to vote as a class on such amendment or proposal of the Ohio Edison Trustees, and such amendment or proposal shall not be effective except with the approval of the holders of 66 2/3% in liquidation preference of such outstanding Preferred Securities. (Section 6.01(c)).

                 The holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to (i) direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Debentures under the Indenture; (ii) waive any past Indenture Event of Default that is waivable under the Indenture; or (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable; provided, however, that where a consent under the Indenture (as defined herein) requires the consent of all holders of the Subordinated Debentures affected thereby, the Property Trustee may only give such consent at the direction of all holders of the Preferred Securities. If the Property Trustee fails to enforce its rights under the Subordinated Debentures, to the fullest extent permitted by law, a holder of Preferred Securities may, after such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against Ohio Edison to enforce the Property Trustee's rights under the Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Debenture Trustee with respect to the Subordinated Debentures. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee shall not take any of the actions described in clauses (i), (ii) or (iii), unless it shall receive an opinion of counsel experienced in such matters to the effect that the Issuer will not be classified as an association taxable as a corporation for United States Federal income tax purposes on account of such action. (Section 6.01(b)).

                 Any required approval of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Administrative Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement. (Section 6.02).

                 No vote or consent of the holders of Preferred Securities will be required for the Issuer to redeem and cancel Preferred Securities in accordance with the Trust Agreement.

                 Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by Ohio Edison, the Ohio Edison Trustees or any affiliate of Ohio Edison or any Ohio Edison Trustee, shall (except in certain limited circumstances set forth in the Trust Agreement) for purposes of such vote or consent, be treated as if they were not outstanding.

                 The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

                 Except in the limited circumstances described above, in connection with the appointment of a Special Administrative Trustee, and except if a Trust Agreement Event of Default has occurred and is continuing, holders of the Preferred Securities will have no rights to appoint or remove the Ohio Edison Trustees, who may be appointed, removed or replaced solely by Ohio Edison as the indirect or direct holder of all of the Common Securities.

CO-PROPERTY TRUSTEES AND SEPARATE PROPERTY TRUSTEE

                 Unless a Trust Agreement Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the holder of the Common Securities and the Administrative Trustees shall have power to appoint, and upon the written request of the Administrative Trustees, Ohio Edison, as Depositor, shall for such purpose join with the Administrative Trustees in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more persons approved by the Property Trustee either to act as co-property trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate property trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If Ohio Edison, as Depositor, does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case an Indenture Event of Default has occurred and is continuing, the Administrative Trustees alone shall have power to make such appointment. (Section 8.09).


PAYMENT AND PAYING AGENT

                 Payments in respect of the Preferred Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The Paying Agent shall initially be The Bank of New York. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Administrative Trustees, the Property Trustee and the Depositor. In the event that The Bank of New York chooses to no longer be the Paying Agent, the Administrative Trustees shall appoint a successor to act as Paying Agent (which shall be a bank or trust company acceptable to the Property Trustee and the Depositor). (Sections 4.04 and 5.09).


BOOK-ENTRY-ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

                 DTC will act as securities depository for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Security certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

                 DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement of securities transactions among Participants through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc. (the "New York Stock Exchange"), the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

                 Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

                 DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants are responsible for keeping account of their holdings on behalf of their customers.

                 Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

                 Redemption notices shall be sent to DTC. If less than all of the Preferred Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

                 Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

                 Distribution payments on the Preferred Securities will be made by the Issuer to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Issuer or Ohio Edison, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Issuer, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

                 DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving 90 days' notice to the Issuer. If DTC stops providing such services and a successor securities depository is not obtained, Preferred Security certificates must be printed and delivered. Additionally, the Administrative Trustees (with the consent of Ohio Edison) could decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, definitive certificates for the Preferred Securities will be printed and delivered.

                 The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof. The Issuer has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

REGISTRAR AND TRANSFER AGENT

                 The Bank of New York will act as registrar and transfer agent for the Preferred Securities.

                 Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Issuer, but upon payment in respect of any tax or other governmental charges which may be imposed in relation to it.

                 The Issuer will not be required to register or cause to be registered any transfer of Preferred Securities after they have been called for redemption or during a period of 15 days immediately preceding the date on which notice identifying the serial numbers for the Preferred Securities called for redemption is mailed.


CONCERNING THE PROPERTY TRUSTEE

                 Ohio Edison and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions with the Property Trustee in the ordinary course of their businesses. The Property Trustee also acts as trustee under certain indentures relating to borrowings by or for the benefit of the lessors to finance their acquisition of Ohio Edison's interest in the Perry Nuclear Power Plant and Beaver Valley Power Station in connection with the sale and leaseback of certain undivided interests in those plants. Under the sale/leaseback documents, Ohio Edison is ultimately responsible for the payment of this indebtedness.

MISCELLANEOUS

                 The Preferred Securities will be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

                 The Administrative Trustees are authorized and directed to conduct the affairs of the Issuer and to operate the Issuer so that the Issuer will not be deemed to be an "investment company" required to be registered under the 1940 Act or taxed as a corporation for United States Federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of Ohio Edison for United States Federal income tax purposes. In this connection, the Depositor and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Trust Agreement, that the Depositor or the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not adversely affect the interests of the holders of the Preferred Securities.

                 Holders of the Preferred Securities have no preemptive rights.

                          DESCRIPTION OF THE GUARANTEE

                 Set forth below is a summary of information concerning the Guarantee that will be executed and delivered by Ohio Edison for the benefit of the holders from time to time of Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as Guarantee Trustee under the Guarantee for the purposes of compliance with the Trust Indenture Act. The terms of the Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. The summary is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.


GENERAL

                 Ohio Edison will fully and unconditionally agree, to the extent described herein, to pay the Guarantee Payments (as defined below) in full to the holders of the Preferred Securities (except to the extent paid by or on behalf of the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Issuer (the "Guarantee Payments"), will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions required to be paid on the Preferred Securities, to the extent Ohio Edison has made a required payment of interest or principal on the Subordinated Debentures, (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the "Redemption Price"), with respect to any Preferred Securities called for redemption by the Issuer, to the extent Ohio Edison has made a required payment of interest or principal on the Subordinated Debentures and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer (other than in connection with the distribution of the Subordinated Debentures to the holders of the Preferred Securities or a redemption of all of the Preferred Securities upon the maturity or redemption of the Subordinated Debentures), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Issuer has funds available therefor, and (b) the amount of assets of the Issuer remaining available for distribution to holders of Preferred Securities in liquidation of the Issuer. Ohio Edison's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Ohio Edison to the holders of Preferred Securities or by causing the Issuer to pay such amounts to such holders.

                 The Guarantee will be a full and unconditional guarantee with respect to the Preferred Securities issued by the Issuer from the time of issuance of the Preferred Securities, but will not apply to any payment of distributions due to the extent that the Issuer shall lack funds legally available therefor as a result of a failure by Ohio Edison to make required payments of interest or principal on the Subordinated Debentures. If Ohio Edison does not make interest payments on the Subordinated Debentures held by the Issuer, the Issuer will not have funds legally available for, and will not pay, distributions on the Preferred Securities. The Guarantee will rank subordinate and junior in right of payment to all liabilities of Ohio Edison (except those made pari passu by their terms). See "-- Status of the Guarantee".


AMENDMENTS AND ASSIGNMENT

                 Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the terms of the Guarantee may be changed only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding Preferred Securities. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Ohio Edison and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

                 An event of default under the Guarantee will occur upon the failure of Ohio Edison to perform any of its payment obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

                 If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against Ohio Edison to enforce the Guarantee Trustee's rights under such Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity.

                 Ohio Edison will be required to provide annually to the Guarantee Trustee a statement as to the performance by Ohio Edison of certain of its obligations under the Guarantee and as to any default in such performance.

                 Ohio Edison will also be required to file annually with the Guarantee Trustee an officer's certificate as to Ohio Edison's compliance with all conditions under the Guarantee.


INFORMATION CONCERNING THE GUARANTEE TRUSTEE

                 The Guarantee Trustee, prior to the occurrence of a default by Ohio Edison in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.


TERMINATION OF THE GUARANTEE

                 The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of all Preferred Securities, the distribution of Subordinated Debentures to holders of Preferred Securities in exchange for all of the Preferred Securities or upon full payment of the amounts payable upon liquidation of the Issuer. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

STATUS OF THE GUARANTEE

                 The Guarantee will constitute an unsecured obligation of Ohio Edison and will rank (i) subordinate and junior in right of payment to all liabilities of Ohio Edison (except liabilities that may be made pari passu by their terms), (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by Ohio Edison and with any guarantee now or hereafter entered into by Ohio Edison in respect of any preferred or preference stock of any affiliate of Ohio Edison and (iii) senior to Ohio Edison's common stock. The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

                 The Guarantee will constitute a guarantee of payment and not of collection. Accordingly, the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity.


GOVERNING LAW

                 The Guarantee will be governed by and construed in accordance with the laws of the State of New York.


                   DESCRIPTION OF THE SUBORDINATED DEBENTURES

                 Set forth below is a description of the specific terms of the Subordinated Debentures in which the Issuer will invest the proceeds of the issuance and sale of the Issuer Securities. The following description is qualified in its entirety by reference to the description in the Indenture (the "Indenture") dated as of [__________], 1995, between Ohio Edison and The Bank of New York, as trustee with respect to the Subordinated Debentures (the "Debenture Trustee"), which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section references used herein are references to provisions of the Indenture unless otherwise noted.

                 Under certain circumstances involving the dissolution of the Issuer following the occurrence of a Special Event, Subordinated Debentures may be distributed to the holders of the Issuer Securities in liquidation of the Issuer. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

                 If the Subordinated Debentures are distributed to the holders of the Preferred Securities, Ohio Edison will use its best efforts to cause the Subordinated Debentures to be listed on the New York Stock Exchange or on such other exchange, if any, as the Preferred Securities are then listed.


GENERAL

                 The Subordinated Debentures will be limited in aggregate principal amount to approximately $103,093,000, such amount being the sum of the aggregate stated liquidation preference of the Preferred Securities and the consideration paid by Ohio Edison for the Common Securities (assuming the Underwriters do not exercise their over-allotment option). The Subordinated Debentures are unsecured, subordinated obligations of Ohio Edison which rank junior to all of Ohio Edison's Senior Indebtedness (as defined below). The Subordinated Debentures are not subject to a sinking fund provision.

                 The entire outstanding principal amount of the Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as hereinafter defined), if any, on [__________], 2025, subject to the right of Ohio Edison to elect to extend the scheduled maturity date of the Subordinated Debentures to a date not later than 2044, which election is subject to Ohio Edison's satisfying certain conditions. See "-- Option to Extend Maturity."


OPTIONAL REDEMPTION

                 On or after [__________], 2000, Ohio Edison will have the right, at any time and from time to time, to redeem the Subordinated Debentures, in whole or in part, at a redemption price equal to 100% of the principal amount of the Subordinated Debentures being redeemed, together with any accrued but unpaid interest, including Additional Interest, if any, to the redemption date fixed by the Company.

                 In certain circumstances upon the occurrence and continuation of a Tax Event, Ohio Edison shall have the right to redeem the Subordinated Debentures, in whole but not in part, within 90 days following the occurrence of such Tax Event at a redemption price equal to 100% of the principal amount of Subordinated Debentures being redeemed, together with any accrued but unpaid interest, including Additional Interest, if any, to the redemption date. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

                 For so long as the Issuer is the holder of all the outstanding Subordinated Debentures, the proceeds of any such redemption will be used by the Issuer to redeem Preferred Securities in accordance with their terms. Ohio Edison may not redeem the Subordinated Debentures in part unless all accrued and unpaid interest (including any Additional Interest) has been paid in full on all outstanding Subordinated Debentures for all quarterly interest periods terminating on or prior to the date of redemption.

                 Any optional redemption of the Subordinated Debentures shall be made upon not less than 30 nor more than 60 days' notice to the holders thereof, as provided in the Indenture.


INTEREST

                 The Subordinated Debentures shall bear interest at the rate of [____]% per annum. Such interest is payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing [__________], 1995, to the person in whose name each Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. Interest will accrue quarterly (to the extent permitted by applicable law) at the rate of [___]% per annum on any interest installment in arrears for more than one quarter and on any interest on such overdue interest. It is anticipated that the Issuer will be the sole holder of the Subordinated Debentures unless the Trust is liquidated.

                 The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable.

OPTION TO EXTEND MATURITY DATE

                 The maturity date of the Subordinated Debentures is __________________, 2025 (the "Stated Maturity"). Ohio Edison, however, may, before the Stated Maturity, extend such maturity date no more than one time for up to an additional 19 years from the Stated Maturity; provided that (a) Ohio Edison is not in bankruptcy or otherwise insolvent, (b) Ohio Edison is not in default on the Subordinated Debentures, (c) Ohio Edison has made timely payments on the Subordinated Debentures for the immediately preceding six quarters without deferrals, (d) the Issuer is not in arrears on payments of distributions on the Preferred Securities and (e) the Subordinated Debentures are rated BBB- or higher by any one of Standard & Poor's Rating Group, Fitch Investor Services or Duff & Phelps Credit Rating Company, Baa3 or higher by Moody's Investor Service, Inc. or the equivalent for any other nationally recognized statistical rating organization. Pursuant to the Trust Agreement, the Administrative Trustees are required to give notice of Ohio Edison's election to extend the Stated Maturity to the holders of the Preferred Securities.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

                 Ohio Edison shall have the right at any time during the term of the Subordinated Debentures to extend the interest payment period from time to time for an Extension Period not exceeding 20 consecutive quarters, during which interest will accrue but not be paid. Interest will accrue quarterly on accrued but unpaid interest during any Extension Period. At the end of the Extension Period, Ohio Edison must pay all interest then accrued and unpaid (including interest accrued on unpaid interest as described above at the rate specified for the Subordinated Debentures to the extent permitted by applicable law). During any Extension Period, Ohio Edison may not (a) declare or pay any dividends on, or make a distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or (b) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Subordinated Debentures, or (c) make any guarantee payments with respect to the foregoing (other than payments under the Guarantee); provided, however, that restriction (a) above does not apply to any stock dividends paid by Ohio Edison where the dividend stock is the same as that on which the dividend is paid. Prior to the termination of any Extension Period, Ohio Edison may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof shall not exceed 20 consecutive quarters at any one time or extend beyond the maturity date of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Ohio Edison may select a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. So long as the Property Trustee shall be the sole holder of the Subordinated Debentures, Ohio Edison must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its selection of such Extension Period at least one Business Day prior to the earlier of (i) the date the distributions on the Preferred Securities are payable or (ii) the date the Administrative Trustees are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date for the payment of such distributions or the date such distributions are payable, but in any event not less than one Business Day prior to such record date. The Administrative Trustees will be required to give notice of Ohio Edison's selection of such Extension Period to the holders of the Preferred Securities.

ADDITIONAL INTEREST

                 If the Issuer would be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority, then, in any case, Ohio Edison will also pay as additional interest ("Additional Interest") such amounts as shall be required so that the net amounts received and retained by the Issuer after paying such taxes, duties, assessments or governmental charges will be not less than the amounts the Issuer would have received had no such taxes, duties, assessments or governmental charges been imposed.


SET-OFF

                 Notwithstanding anything to the contrary in the Indenture, Ohio Edison shall have the right to set-off any payment it is otherwise required to make thereunder to the extent Ohio Edison has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.


SUBORDINATION

                 The Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness (as defined below) of Ohio Edison as provided in the Indenture. The Subordinated Debentures rank equal with obligations to trade creditors of Ohio Edison. No payment of principal of (including redemption), or interest on, the Subordinated Debentures may be made if Ohio Edison has defaulted on any payment of Senior Indebtedness when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Indebtedness has been accelerated because of a default. (Section 11.02). Upon any payment or distribution of assets of Ohio Edison to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of the Subordinated Debentures are entitled to receive or retain any payment thereon. (Section 11.03). Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debentures are paid in full. (Section 11.04).

                 The term "Senior Indebtedness" shall mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

                 (a) all indebtedness of Ohio Edison on a consolidated basis (other than any obligations to trade creditors) evidenced by notes, debentures, bonds, other securities or other instruments issued by Ohio Edison for money borrowed and capitalized lease obligations;

                 (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by Ohio Edison or in effect guaranteed by Ohio Edison; and

                 (c) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) or (b), unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Subordinated Debentures. (Section 1.01).

                 The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of June 30, 1995, Ohio Edison had approximately $3,546 million of principal amount of indebtedness for borrowed money constituting Senior Indebtedness on a consolidated basis.


CERTAIN COVENANTS OF OHIO EDISON

                 Pursuant to the Indenture, Ohio Edison will covenant that it will not declare or pay any dividends or distributions (other than dividends or distributions payable in common stock of Ohio Edison) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing (other than payments under the Guarantee) if at such time (i) there shall have occurred any event of which Ohio Edison has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an Indenture Event of Default and (b) in respect of which Ohio Edison shall not have taken reasonable steps to cure, (ii) Ohio Edison shall be in default with respect to its payment of any obligations under the Guarantee or (iii) Ohio Edison shall have given notice of its selection of an Extension Period as provided in the Indenture and such Extension Period, or any extension thereof, shall be continuing. (Section 10.05). Ohio Edison will also covenant (i) to maintain 100% ownership of the Common Securities of the Issuer, provided, however, that any permitted successor of Ohio Edison under the Indenture may succeed to Ohio Edison's ownership thereof, (ii) not to voluntarily dissolve, wind-up or terminate the Trust, except in connection with the distribution of the Subordinated Debentures to the holders of the Preferred Securities in liquidation of the Issuer or in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer to remain a business trust and otherwise not to be classified as a corporation for United States Federal income tax purposes. (Section 10.05).

EVENTS OF DEFAULT

                 The Indenture provides that any one or more of the following described events, that has occurred and is continuing constitutes an Indenture Event of Default with respect to the Subordinated Debentures:

                 (a) failure for 10 days to pay interest on the Subordinated Debentures, including any Additional Interest in respect thereof, when due (subject to the deferral of any due date in the case of an Extension Period); or

                 (b) failure to pay principal on the Subordinated Debentures when due whether at maturity, upon redemption by declaration or otherwise; provided, however, that an extension of the maturity of the Subordinated Debentures in accordance with the terms of the Indenture and the Subordinated Debentures shall not constitute an Indenture Event of Default; or

                 (c) failure to observe or perform in any material respect any other covenant contained in the Indenture for 90 days after written notice to Ohio Edison from the Debenture Trustee or the holders of at least 25% in principal amount of the outstanding Subordinated Debentures; or

                 (d) certain events in bankruptcy, insolvency or reorganization of Ohio Edison. (Section 5.01).

                 The holders of a majority in outstanding principal amount of the Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. (Section 5.12). The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Debentures may declare the principal of and interest on the Subordinated Debentures due and payable immediately upon an Indenture Event of Default, and should the Debenture Trustee or such holders of Subordinated Debentures fail to make such declaration the holders of at least 25% in aggregate liquidation preference of Preferred Securities then outstanding shall have such right. The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures may annul such declaration if all defaults have been cured or waived and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration, as well as all sums paid or advanced by the Debenture Trustee and its compensation, expenses and advances, has been deposited with the Debenture Trustee. (Section 5.02).

                 The holders of a majority in outstanding principal amount of the Subordinated Debentures affected thereby may, on behalf of the holders of all the Subordinated Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Subordinated Debenture. (Section 5.13). Ohio Edison is required to file annually with the Debenture Trustee a certificate as to whether or not Ohio Edison is in compliance with all the material terms, provisions and conditions applicable to it under the Indenture. (Section 10.04).

                 In case any Indenture Event of Default shall occur and be continuing, the Property Trustee will have the right to declare the principal of and the interest on the Subordinated Debentures (including any Additional Interest) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Debentures.

                 A voluntary or involuntary dissolution of the Issuer prior to redemption or maturity of the Subordinated Debentures would not constitute an Indenture Event of Default. If the Issuer is dissolved, an event Ohio Edison and the Issuer consider to be remote, any of the following, among other things, could occur: (i) a distribution of the Subordinated Debentures to the holders of the Preferred Securities, (ii) a cash distribution to the holders of the Preferred Securities out of the sale of assets of the Issuer, after satisfaction of liabilities to creditors, (iii) a permitted redemption at par of the Subordinated Debentures, and a consequent redemption of a Like Amount of the Preferred Securities, at the option of Ohio Edison under the circumstances described in "-- Optional Redemption" or (iv) the rollover of the Trust Property into another entity with similar characteristics.


FORM, EXCHANGE, AND TRANSFER

                 The Subordinated Debentures will be issuable only in registered form, without coupons and only in denominations of $25 and integral multiples thereof. (Section 3.02.)

                 Subject to the terms of the Indenture, Subordinated Debentures may be presented for registration of transfer (duly endorsed or accompanied by satisfactory instruments of transfer) at the office of the Security Registrar or at the office of any transfer agent designated by Ohio Edison for such purpose. No service charge will be made for any registration of transfer or exchange of Subordinated Debentures, but Ohio Edison may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith except with respect to certain exchanges not involving any transfer. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of transfer, title and identity of the person making the request. Ohio Edison has appointed the Debenture Trustee as Security Registrar. (Section 3.05.)

                 Ohio Edison may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts. (Section 10.02.)

                 Ohio Edison will not be required to (i) issue, register the transfer of or exchange Subordinated Debentures during a period of 15 days before the day notice of redemption identifying the Subordinated Debentures called for redemption is mailed or (ii) issue, register the transfer or exchange any Subordinated Debentures selected for redemption in whole or in part, except the unredeemed portion of any such Subordinated Debentures being redeemed in part. (Section 3.05.)


PAYMENT AND PAYING AGENTS

                 Payment of interest on a Subordinated Debenture on any Interest Payment Date will be made to the Person in whose name such Subordinated Debenture (or one or more predecessor securities) is registered at the close of business on the Regular Record Date for such interest. (Section 3.07.)

                 Principal of and any interest on the Subordinated Debentures will be payable at the office of such Paying Agent or Paying Agents as Ohio Edison may designate for such purpose from time to time, except that at the option of Ohio Edison payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register or by wire transfer. The Debenture Trustee is The Bank of New York and the corporate trust office of the Debenture Trustee in The City of New York is designated as Ohio Edison's sole Paying Agent for payments with respect to the Subordinated Debentures. Ohio Edison may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts. (Section 10.02.)


MODIFICATION OF THE INDENTURE

                 The Indenture contains provisions permitting Ohio Edison and the Debenture Trustee, with the consent of the holders of not less than 66 2/3% of the principal amount of the outstanding Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of the Subordinated Debentures; provided that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture, (i) change the fixed maturity of the Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or modify the subordination provisions in the Indenture in a manner adverse to the holders of the Subordinated Debentures, (ii) reduce the percentage of principal amount of Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture or (iii) modify certain provisions of the Indenture relating to the waiver of past defaults or compliance by Ohio Edison with the covenants therein. The Indenture also requires the consent of the holders of the Preferred Securities in respect of certain amendments to or termination of the Indenture and in respect of compliance by Ohio Edison with certain covenants in the Indenture. (Section 9.02.)

CONSOLIDATION, MERGER AND SALE

                 Ohio Edison may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person (a "successor Person"), and may not permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, Ohio Edison unless (i) the successor Person (if any) is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction and assumes Ohio Edison's obligations on the Subordinated Debentures and under the Indenture, (ii) immediately after giving effect to the transaction, and treating any indebtedness which becomes an obligation of Ohio Edison or any Subsidiary as a result of the transaction as having been incurred by it at the time of the transaction, no Indenture Event of Default, and no event which, after notice or lapse of time or both, would become an Indenture Event of Default, shall have occurred and be continuing
(iii) such consolidation or merger or conveyance, transfer or lease of properties or assets of Ohio Edison is permitted under, and does not give rise to any breach or violation of, the Trust Agreement or the Guarantee and (iv) certain other conditions are met. (Section 8.01).


SATISFACTION AND DISCHARGE

                 Under the terms of the Indenture, Ohio Edison will be discharged from any and all obligations in respect of the Subordinated Debentures (except in each case for certain obligations to register the transfer or exchange of Subordinated Debentures, replace stolen, lost or mutilated Subordinated

Debentures and hold moneys for payment in trust) if Ohio Edison deposits with the Debenture Trustee, in trust, moneys in an amount sufficient to pay all the principal of, and interest on, the Subordinated Debentures on the dates such payments are due in accordance with the terms of such Subordinated Debentures, provided that the Subordinated Debentures have become due and payable, or will become due and payable within one year whether at maturity or through redemption thereof. (Section 4.01).

GOVERNING LAW

                 The Indenture and the Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section 1.12).




                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                 THE SUBORDINATED DEBENTURES AND THE GUARANTEE

                 As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of Subordinated Debentures will be equal to the sum of the aggregate stated liquidation preference of the Preferred Securities and the Common Securities; (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) the Trust Agreement provides that Ohio Edison shall pay for all, and the Issuer shall not be obligated to pay, directly or indirectly, for any, costs, expenses and liabilities of the Issuer, including any income taxes, duties and other governmental charges, and all costs and expenses with respect thereto, to which the Issuer may become subject, except for United States withholding taxes and the Issuer's obligations to holders of Preferred Securities under the Preferred Securities; and (iv) the Trust Agreement further provides that the Ohio Edison Trustees shall not cause or permit the Issuer to, among other things, engage in any activity that is not consistent with the limited purposes of the Issuer.

                 Payments of distributions and other amounts due on the Preferred Securities (to the extent the Issuer has funds available for the payment of such distributions) are guaranteed by Ohio Edison as and to the extent set forth under "Description of the Guarantee." If and to the extent that Ohio Edison does not make payments on the Subordinated Debentures, the Issuer will not pay distributions or other amounts due on the Preferred Securities.

                 If the Guarantee Trustee fails to enforce the Guarantee, a holder of a Preferred Security may institute a legal proceeding directly against Ohio Edison to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer or any other person or entity.

                 The Preferred Securities evidence the rights of the holders thereof to the benefits of the Trust, a trust that exists for the sole purpose of issuing its Issuer Securities and investing the proceeds thereof in debt securities of Ohio Edison, while the Subordinated Debentures represent indebtedness of Ohio Edison. A principal difference between the rights of a holder of a Preferred Security and a holder of a Subordinated Debenture is that a holder of a Subordinated Debenture will accrue, and (subject to the permissible extension of the interest period) is entitled to receive, interest on the principal amount of Subordinated Debentures held, while a holder of Preferred Securities is only entitled to receive distributions if and to the extent the Issuer has funds legally available for the payment of such distributions.

                 Upon any voluntary or involuntary dissolution, winding-up or termination of the Issuer, the holders of Preferred Securities will be entitled to receive, out of assets legally available for distribution to holders, the Liquidation Distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution". Upon any voluntary or involuntary liquidation or bankruptcy of Ohio Edison, the Issuer, as holder of the Subordinated Debentures, would be a subordinated creditor of Ohio Edison, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest, before any stockholders of Ohio Edison receive payments or distributions. Since Ohio Edison is Guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Issuer (other than United States withholding taxes and other than the Issuer's obligations to holders of Preferred Securities under the Preferred Securities), the positions of a holder of Preferred Securities and a holder of Subordinated Debentures relative to other creditors and to stockholders of Ohio Edison in the event of liquidation or bankruptcy of Ohio Edison would be substantially the same.

                 A default or event of default under any Senior Indebtedness would not constitute a default or Indenture Event of Default. In the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Subordinated Debentures provide that no payments may be made in respect of the Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debentures would constitute an Indenture Event of Default.

                             UNITED STATES TAXATION

GENERAL

                 This section is a summary of the principal United States Federal income tax considerations that may be relevant to prospective purchasers of Preferred Securities and represents the opinion of Winthrop, Stimson, Putnam & Roberts, counsel to Ohio Edison and the Issuer, insofar as it relates to matters of law and legal conclusions with respect thereto. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change (which change may be retroactive). Subsequent changes may cause tax consequences to vary substantially from the consequences described below.

                 The following discussion does not address all United States Federal income tax matters affecting holders of Preferred Securities.
Moreover, the discussion addresses the United States Federal income tax considerations of holders of Preferred Securities that are citizens or residents of the United States, corporations, partnerships or other entities created or organized in or under the laws of the United States or any political subdivision thereof or therein, or estates or trusts the income of which is subject to United States Federal income taxation regardless of its source ("U.S. Holders") and that hold the Preferred Securities as a capital asset. Except as provided below, this discussion does not address the tax consequences to holders of Preferred Securities who are not U.S. Holders ("Non-U.S. Holders"), nor does it address tax considerations applicable to holders of Preferred Securities that may be subject to special tax rules, such as banks, insurance companies, tax-exempt organizations or dealers in securities or currencies, or to holders of Preferred Securities that will hold Preferred Securities as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States Federal income tax purposes or that have a "functional currency" other than the United States dollar. In addition, this discussion does not address the tax consequences to Preferred Securities that do not purchase Preferred Securities as part of their initial distribution. Accordingly, each prospective holder of Preferred Securities, including each Non-U.S. Holder, should consult, and should depend on, his, her or its own tax advisor in analyzing the United States Federal, state, local and foreign tax consequences of the purchase, ownership, sale or other disposition of Preferred Securities.

                 While Ohio Edison believes, based upon the advice of its counsel, that the Subordinated Debentures should be treated as indebtedness for United States Federal income tax purposes, holders of Preferred Securities should note that the Internal

Revenue Service (the "Service") may attempt to treat the Subordinated Debentures as equity rather than indebtedness for United States Federal income tax purposes. If the Service were successful in such attempt, the Preferred Securities would be subject to redemption at the option of Ohio Edison as described under "Description of the Preferred Securities -- Mandatory Redemption."


INCOME FROM PREFERRED SECURITIES

                 In the opinion of Winthrop, Stimson, Putnam & Roberts, the Issuer will not be classified as an association taxable as a corporation for United States Federal income tax purposes. Each holder of Preferred Securities will be treated as owning an undivided beneficial interest in the Subordinated Debentures. Accordingly, each U.S. Holder will be required to include in its gross income as interest its share of the original issue discount ("OID") accrued with respect to the Subordinated Debentures whether or not distributions are actually made to the holders of Preferred Securities. No portion of such income will be eligible for the dividends-received deduction.


ORIGINAL ISSUE DISCOUNT

                 Under the Indenture, Ohio Edison has the option to extend from time to time the interest payment period on the Subordinated Debentures for a period not exceeding 20 consecutive quarters but not beyond the maturity date of the Subordinated Debentures (including any extension thereof). Ohio Edison's option to extend the interest payment period will cause the Subordinated Debentures to be treated as having been issued with OID for United States Federal income tax purposes. Accordingly, a U.S. Holder will accrue OID (as interest income) in accordance with a constant yield method over the term of the Subordinated Debentures (including any Extension Period), regardless of the receipt of cash with respect to the period to which such income is attributable.

                 As a result, U.S. Holders of record during an Extension Period will include interest in gross income in advance of the receipt of cash, and any such holders who dispose of Preferred Securities prior to the record date for the payment of distributions following such Extension Period will include interest in gross income but will not receive any cash related thereto.


RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE ISSUER

                 Under certain circumstances, as described under the caption "Description of the Preferred Securities -- Special Event Redemption or Distribution," Subordinated Debentures may be distributed to holders of Preferred Securities in exchange for the Preferred Securities and in liquidation of the Issuer. Under current law, such a distribution, for United States Federal income tax purposes, would be treated as a non-taxable event to each U.S. Holder, and each U.S. Holder would receive an aggregate tax basis in the Subordinated Debentures equal to such holder's aggregate tax basis in its Preferred Securities. A U.S Holder's holding period for the Subordinated Debentures received in liquidation of the Issuer would include the period during which such holder held the Preferred Securities.

                 Under certain circumstances, as described under the caption "Description of Preferred Securities -- Special Event Redemption or Distribution," Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders of Preferred Securities in redemption of the Preferred Securities. Under current law, such a redemption would, for United States Federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a U.S. Holder would recognize gain or loss as if such holder had sold such redeemed Preferred Securities for cash. See "Sale of Preferred Securities."


SALE OF PREFERRED SECURITIES

                 Gain or loss will be recognized by a U.S. Holder on a sale of Preferred Securities, including a redemption for cash, and will be equal to the difference between the amount realized and such holder's adjusted tax basis in the Preferred Securities sold. A U.S. Holder's adjusted tax basis in a Preferred Security generally will equal the issue price of such Preferred Security increased by the amount of OID previously includible in the gross income of such holder and decreased by the amount of any payments received on such Preferred Security. Any gain or loss recognized by a U.S. Holder on the sale of a Preferred Security held for more than one year generally will be taxable as long-term capital gain or loss. Subject to certain limited exceptions, capital loses cannot be applied to offset ordinary income for United States Federal income tax purposes.


NON-U.S. HOLDERS

                 Under present United States Federal income tax law: (i) payments by the Issuer or any of its paying agents to any Non-U.S. Holder will not be subject to United States Federal withholding tax, provided that (a) the beneficial owner of the Preferred Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Ohio Edison entitled to vote, (b) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to Ohio Edison through stock ownership, and (c) either (A) the beneficial owner of the Preferred Security certifies to the Issuer or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Security in such capacity, certifies to the Issuer or its agent, under penalties or perjury, that such statement has been received from the beneficial owner by it or by another Financial Institution between it and the beneficial owner and furnishes the Issuer or its agent with a copy thereof; and (ii) a Non-U.S. Holder will generally not be subject to United States Federal income or withholding tax on any gain realized upon the sale or other disposition of a Preferred Security, except that a Non-U.S. Holder will be subject to United States Federal income tax on any gain if such Non-U.S. Holder (a) is engaged in a trade or business in the United States and such gain is effectively connected to the conduct of such trade or business or (b) is an individual present in the United States for 183 days or more during the taxable year, and certain other conditions are met.


INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

                 Subject to the qualifications discussed below, income on the Preferred Securities (or on a Subordinated Debenture distributed to a holder of a Preferred Security) will be reported to holders of Preferred Securities on Forms 1099, which forms should be mailed to such holders by January 31 following each calendar year.

                 The Issuer will be obligated to report annually to Cede & Co., as holder of record of the Preferred Securities, the OID related to the Subordinated Debentures that accrued during the year. The Issuer currently intends to report such information on Form 1099 prior to January 31 following each calendar year. The Underwriters have indicated to the Issuer that, to the extent that they hold Preferred Securities as nominees for beneficial holders, they currently expect to report to such beneficial holders on Forms 1099 by January 31 following each calendar year. Under current law, holders of Preferred Securities who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to the Issuer. The Issuer, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of Preferred Securities who hold their Preferred Securities through the Underwriters will receive Forms 1099 reflecting the income on their Preferred Securities from such nominee holders rather than from the Issuer.

                 Payments made in respect of, and proceeds from the sale of, the Preferred Securities, or Subordinated Debentures distributed to holders of Preferred Securities, may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a refund or a credit against the holder's United States Federal income tax liability, provided the required information is provided to the Service.

                 These information reporting and backup withholding tax rules are subject to proposed Treasury Regulations and currently are under review by the United States Treasury. Accordingly, the application of such rules to the Preferred Securities could be changed.


                                  UNDERWRITING

                 Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, each of the Underwriters named below for whom Morgan Stanley & Co. Incorporated is acting as representative (the "Representative") has severally agreed to purchase, and the Issuer has agreed to sell to each of the Underwriters, severally, the respective number of Preferred Securities set opposite its name below:

                                                                                        NUMBER OF SERIES A
         NAME                                                                           PREFERRED SECURITIES
         ------------                                                                   --------------------

         Morgan Stanley & Co. Incorporated

         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .


                 The Underwriting Agreement provides that the several obligations of the Underwriters to pay for and accept delivery of the Preferred Securities are subject to the approval of certain legal matters by their counsel and to certain other conditions. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                 The Underwriters initially propose to offer all or part of the Preferred Securities directly to the public at the price to public set forth on the cover page of this Prospectus, and all or part to certain dealers at a price that represents a concession not in excess of $[__________] per Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $[__________] per Preferred Security to certain other dealers. After the initial offering of the Preferred Securities, the offering price and other selling terms may from time to time be varied by the Representatives.

                 Because the proceeds of the sale of the Preferred Securities will ultimately be used to purchase the Subordinated Debentures of Ohio Edison, the Underwriting Agreement provides that Ohio Edison will pay to the Underwriters as compensation for their services, $[__________] per Preferred Security (or $[__________] in the aggregate); provided that such compensation will be $[__________] per Preferred Security sold to certain institutions.

                 Prior to this offering, there has been no public market for the Preferred Securities. Application has been made to list the Preferred Securities on the New York Stock Exchange. Listing will be contingent upon meeting the requirements of the New York Stock Exchange, including those
relating to distribution.   In order to meet one such requirement, the
Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders. If listing is approved, trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred
Securities. The Underwriters have advised the Issuer that they intend to make a market in the Preferred Securities prior to the commencement of trading on the New York Stock Exchange. The Underwriters will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

                 The Issuer and Ohio Edison have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                 The Issuer has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to 600,000 additional Preferred Securities to cover over-allotments, if any, at the price to public (with additional Underwriters' Compensation), as set forth on the cover page of this Prospectus. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Preferred Securities to be purchased by each of them, as shown in the foregoing table, bears to the number of Preferred Securities initially offered hereby.


                 In accordance with Section 34 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., no sales of Preferred Securities may be made to a discretionary account without the prior written approval of the customer.

                                    EXPERTS

                 The consolidated financial statements and related schedule incorporated by reference or included in Ohio Edison Company's Annual Report on Form 10-K, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports dated February 3, 1995 with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said reports, which include an explanatory paragraph with respect to the Company's change in its method of accounting for unbilled revenues, income taxes and post-retirement benefits other than pensions as discussed in Notes 1 and 2 to the consolidated financial statements.

                 With respect to the unaudited interim consolidated financial information for the quarters ended March 31, 1995 and 1994, and June 30, 1995 and 1994, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for reviews of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of
Section 11 of the Securities Act of 1933 for their reports on the unaudited interim consolidated financial information because those reports are not "reports" or "parts" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.


                           VALIDITY OF THE SECURITIES

                 Certain matters of Delaware law relating to the validity of the Preferred Securities, the validity of the Trust Agreement and the formation of the Issuer are being passed upon by Richards, Layton & Finger, special Delaware counsel to the Issuer. The validity of the Guarantee and the Subordinated Debentures will be passed upon on behalf of the Issuer and Ohio Edison by Anthony J. Alexander, Esq., Akron, Ohio, who is Senior Vice President and General Counsel of Ohio Edison, and Winthrop, Stimson, Putnam & Roberts, and on behalf of the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), counsel to the Underwriters.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Filing fees--Securities and Exchange Commission   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 39,660
Printing and composition of registration statement, prospectus, etc.  . . . . . . . . . . . . . . . . . . . . .    60,000
Services of Trustee and its counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25,000
Services of Counsel--Winthrop, Stimson, Putnam & Roberts
         and Richards, Layton & Finger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110,000
Services of accountants--Arthur Andersen LLP.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40,000
Blue Sky fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25,000
New York Stock Exchange listing fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44,300
Rating fees:
                 Moody's Investors Service, Inc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30,000
                 Standard & Poor's Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24,300
Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6,740
                                                                                                                ---------
                          Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 405,000
                                                                                                                =========

      All of the above amounts, other than the filing fees, are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                 Section 1701.13(E) of Title 17 of Page's Ohio Revised Code Annotated gives a corporation incorporated under the laws of Ohio power to indemnify any person who is or has been a director, officer or employee of that corporation, or of another corporation at the request of that corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, criminal or civil, to which he is or may be made a party because of being or having been such director, officer or employee, provided that in connection therewith, such person is determined to have acted in good faith in what he reasonably believed to be in or not opposed to the best interest of the corporation of which he is a director, officer or employee, without reasonable cause, in the case of a criminal matter, to believe that his conduct was unlawful. The determination as to the conditions precedent to the permitted indemnification of such person is made by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by the majority vote of the corporation's voting shareholders (or without a meeting upon two-thirds written consent of such shareholders), by judicial proceeding or by written opinion of legal counsel not retained by the corporation or any person to be indemnified during the five years preceding the date of determination.

                 Section 36 of Ohio Edison Company's Code of Regulations provides as follows:

                 "The Corporation shall indemnify any person who is or was a director, officer, employee or agent of the Corporation or any person who is or has served at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, joint venture, trust or other enterprise (as his heirs, executors and administrators) against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer, employee, agent or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent and according to the procedures and requirements set forth in any applicable law as the same may be in effect from time to time."


                 The following resolution was adopted by the Board of Directors of Ohio Edison Company on December 15, 1992 and made applicable to this registration statement at meetings held on March 16, 1993, September 21, 1993 and October 19, 1993:

                 "RESOLVED, FURTHER: That, in addition to and not in derogation of any other indemnity that may be available, with respect to the preparation and filing of registration statement or registration statements with the Securities and Exchange Commission in connection with the proposed issuance and sale of the Long-term Indebtedness and/or the Equity Securities of the Company authorized at this meeting, this Company indemnify and save harmless each and every officer and employee of the Company executing and preparing any such registration statement in its original or amended form and every director of the Company who was a director thereof at the time of the filing of any such registration statement in its original or amended form, against any and all expenses reasonably incurred by them or any of them in connection with any action, suit or proceeding arising out of the preparation, filing or use of any such registration statement or the related prospectus whether brought under the Securities Act of 1933 as amended, or under any other applicable law where such action, suit or proceeding is finally adjudicated in favor of such director, officer or employee and the time to appeal has expired;"

                 Similar indemnity resolutions were adopted with respect to the Common Stock and various issues of First Mortgage Bonds, Preferred Stock and Preference Stock currently outstanding.

                 Section 1701.13(E) of Title 17 of Page's Ohio Revised Code Annotated provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation. Ohio Edison Company has insurance covering, subject to certain deductible provisions, its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses and also covering, subject to certain deductible provisions, its officers against certain other liabilities.

                 In the Trust Agreement, Ohio Edison Company has agreed to indemnify the Trustees for, and to hold the Trustees harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Trust Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

ITEM 16. EXHIBITS.


                 1.1      Form of Underwriting Agreement
                 4.1      Certificate of Trust of Ohio Edison Financing Trust
                 4.2      Form of Declaration of Trust of Ohio Edison Financing Trust
                 4.3      Form of Amended and Restated Trust Agreement of Ohio Edison Financing Trust
                 4.4      Form of Indenture among Ohio Edison Company, the Issuer and The Bank of New York, as Debenture
                          Trustee
                 4.5      Form of Preferred Security (included in Exhibit 4.3)
                 4.6      Form of Subordinated Debenture (included in Exhibit 4.4)
                 4.7      Form of Guarantee by Ohio Edison Company and The Bank of New York, as Guarantee Trustee
                 5.1      Opinion of Richards, Layton & Finger, re: validity of Preferred Securities
                 5.2      Opinion of Anthony J. Alexander, Esq., Senior Vice President and General Counsel of Ohio Edison
                          Company, re: validity of Guarantee and Subordinated Debentures
                 8.1      Opinion of Winthrop, Stimson, Putnam & Roberts re: tax matters
                 12.1     Computation of Consolidated Ratios of Earnings to Fixed Charges
                 12.2     Computation of Consolidated Ratios of Earnings to Fixed Charges and Preferred
                          and Preference Stock Dividend Requirements
                 15.1     Letter re: Unaudited Interim Financial Information of Arthur Andersen LLP, independent public accountants
                 23.1     Consent of Arthur Andersen LLP, independent public accountants
                 23.2     Consent of Richards, Layton & Finger (included in Exhibit 5.1 above)
                 23.3     Consent of Anthony J. Alexander, Esq., (included in Exhibit 5.2 above)
                 23.4     Consent of Winthrop, Stimson, Putnam & Roberts (included in Exhibit 8.1 above)
                 24.1     Power of Attorney of Ohio Edison Company
                 25.1     Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New
                          York, as Debenture Trustee under the Indenture
                 25.2     Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New
                          York, as Trustee under the Trust Agreement of the Issuer
                 25.3     Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New
                          York, as Guarantee Trustee under the Guarantee

ITEM 17. UNDERTAKINGS.

                 The undersigned Registrant, Ohio Edison Company, hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of such registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of each of the Registrants pursuant to the provisions described under Item 15 above, or otherwise, each of the Registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the Registrants of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each of the undersigned registrants hereby undertakes that:

                 (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

                 PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, OHIO EDISON COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN THE CITY OF AKRON AND STATE OF OHIO ON THE 10th DAY OF AUGUST, 1995.

                                                   OHIO EDISON COMPANY

                                                   By: W.R. HOLLAND
                                                   ----------------------------
                                                   W.R. Holland
                                                   President and Chief
                                                   Executive Officer



                 PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

NAME                                               TITLE                                     DATE

W.R. Holland
-------------------------
W.R. Holland                               President and Chief                               August 10, 1995
                                           Executive Officer and Director
                                           (Principal Executive Officer)

H.P. Burg
-------------------------
H.P. Burg                                  Senior Vice President                             August 10, 1995
                                           and Director
                                           (Principal Financial
                                           Officer and Principal
                                           Accounting Officer)

Donald C. Blasius*
-------------------------
Donald C. Blasius                          Director                                          August 10, 1995


Robert H. Carlson*
-------------------------
Robert H. Carlson                          Director                                          August 10, 1995


Robert M. Carter*
-------------------------
Robert M. Carter                           Director                                          August 10, 1995

Carol A. Cartwright*
-------------------------
Carol A. Cartwright               Director         August 10, 1995


R.L. Loughhead*
-------------------------
R.L. Loughhead                    Director         August 10, 1995


Glenn H. Meadows*
-------------------------
Glenn H. Meadows                  Director         August 10, 1995


Paul J. Powers*
-------------------------
Paul J. Powers                    Director         August 10, 1995


Charles W. Rainger*
-------------------------
Charles W. Rainger                Director         August 10, 1995


George M. Smart*
-------------------------
George M. Smart                   Director         August 10, 1995


Jesse T. Williams, Sr.*
-------------------------
Jesse T. Williams, Sr.            Director         August 10, 1995


         *By:  H. P. Burg                          August 10, 1995
              -------------------------
              (Attorney-in-fact)

                 PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, OHIO EDISON FINANCING TRUST CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN THE CITY OF AKRON AND STATE OF OHIO ON THE 10th DAY OF AUGUST, 1995.


                                           OHIO EDISON FINANCING TRUST

                                           By:  Ohio Edison, as Depositor

                                                By:  T.F. Struck II
                                                    ----------------------
                                                    Name: T. F. Struck II
                                                    Title: Assistant Treasurer

                                 EXHIBIT INDEX

         1.1     Form of Underwriting Agreement
         4.1     Certificate of Trust of Ohio Edison Financing Trust
         4.2     Form of Declaration of Trust of Ohio Edison Financing Trust
         4.3     Form of Amended and Restated Trust Agreement of Ohio Edison Financing Trust
         4.4     Form of Indenture among Ohio Edison Company, the Issuer and The Bank of New York, as Debenture Trustee
         4.5     Form of Preferred Security (included in Exhibit 4.3)
         4.6     Form of Subordinated Debenture (included in Exhibit 4.4)
         4.7     Form of Guarantee by Ohio Edison Company and The Bank of New York, as Guarantee Trustee
         5.1     Opinion of Richards, Layton & Finger, re: validity of Preferred Securities
         5.2     Opinion of Anthony J. Alexander, Esq., Senior Vice President and General Counsel of Ohio Edison
                 Company, re: validity of Guarantee and Subordinated Debentures
         8.1     Opinion of Winthrop, Stimson, Putnam & Roberts re: tax matters
         12.1    Computation of Consolidated Ratios of Earnings to Fixed Charges
         12.2    Computation of Consolidated Ratios of Earnings to Fixed Charges and Preferred
                 and Preference Stock Dividend Requirements
         15.1    Letter re: Unaudited Interim Financial Information of Arthur Andersen LLP, independent public accountants
         23.1    Consent of Arthur Andersen LLP, independent public accountants
         23.2    Consent of Richards, Layton & Finger (included in Exhibit 5.1 above)
         23.3    Consent of Anthony J. Alexander, Esq. (included in Exhibit 5.2 above)
         23.4    Consent of Winthrop, Stimson, Putnam & Roberts (included in Exhibit 8.1 above)
         24.1    Power of Attorney of Ohio Edison Company
         25.1    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as
                 Debenture Trustee under the Indenture
         25.2    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as
                 Trustee under the Trust Agreement of the Issuer
         25.3    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as
                 Guarantee Trustee under the Guarantee